                                                                    Exhibit 10.d

                            OXFORD HEALTH PLANS, INC.

                                  $150,000,000
                               TERM LOAN AGREEMENT


            This TERM LOAN AGREEMENT is dated as of May 13, 1998 and entered into by and among OXFORD HEALTH PLANS, INC., a Delaware corporation ("COMPANY"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"), DLJ CAPITAL FUNDING, INC. ("DLJ CAPITAL FUNDING"), as Syndication Agent (in such capacity, "SYNDICATION AGENT"), and IBJ SCHRODER BANK & TRUST COMPANY ("IBJ SCHRODER"), as Facility Manager for Lenders (in such capacity, "FACILITY MANAGER").


                                 R E C I T A L S

            WHEREAS, Company desires to make certain Capital Contributions (this and other capitalized terms used in these recitals without definition being used as defined in subsection 1.1) to its Regulated Subsidiaries and to obtain financing for such Capital Contributions;

            WHEREAS, Company is a party to the Bridge Agreement pursuant to which Company has obtained $200,000,000 in financing for certain Capital Contributions, which financing is due and payable no later than February 6, 1999;

            WHEREAS, Company desires to refinance its outstanding Indebtedness under the Bridge Agreement with longer-term financing and to obtain additional financing to make additional Capital Contributions;

            WHEREAS, on or before the Closing Date, Company will issue and sell not less than $200,000,000 in aggregate principal amount of Senior Notes;

            WHEREAS, on or before the Closing Date, Company will issue and sell not less than $350,000,000 in Preferred Stock;

            WHEREAS, Lenders have agreed to extend certain credit facilities to Company, the proceeds of which will be used, together with the proceeds of the issuance and sale of the Senior Notes described above and the proceeds of the issuance and sale of the Preferred Stock described above, to provide financing for such Capital Contributions and to provide for the general corporate purposes of Company and its Restricted Subsidiaries; and



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            WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Facility Manager, on behalf of Lenders, a First Priority Lien on substantially all of its real, personal and mixed property, including a pledge of all of the Capital Stock of each of its Principal Subsidiaries, except to the extent prohibited from doing so by regulatory restrictions with respect to its Regulated Subsidiaries;

            NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders and Agents agree as follows:


SECTION 1. DEFINITIONS

1.1   CERTAIN DEFINED TERMS.

            The following terms used in this Agreement shall have the following meanings:

            "ACQUIRED INDEBTEDNESS" means, with respect to any specified Person,
(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary or is designated a Restricted Subsidiary of such specified Person, including without limitation Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary or Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

            "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the offered rate per annum at which deposits in Dollars appears on Page 3750 of the Dow Jones & Company Telerate screen as shown under the heading "USD" (or any successor page), determined as of 11:00 A.M. (London Time) two Business Days prior to the beginning of such Interest Period for delivery on the first date of such Interest Period and with a maturity comparable to such Interest Period by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

            "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

            "AFFECTED LOANS" has the meaning assigned to that term in subsection 2.6C.



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            "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, and "AFFILIATES" means such affiliates in the plural; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

            "AGENTS" means Facility Manager and Syndication Agent.

            "AGREEMENT" means this Term Loan Agreement dated as of May 13, 1998, as it may be amended, supplemented or otherwise modified from time to time.

            "APPLICABLE MARGIN" means, with respect to the applicable Loan bearing interest at a rate determined by reference to either the Base Rate or the Adjusted Eurodollar Rate as set forth below, as of any date of determination, the corresponding percentage per annum set forth below:

            Type of Loan                             Applicable Margin
            ------------                             -----------------
            Base Rate Loans                                     3.25%
            Eurodollar Rate Loans                               4.25%

            "APPROVED FUND" means, with respect to any Lender that is a fund or trust that makes, buys or invests in commercial loans, any other fund or trust that makes, buys or invests in commercial loans and is managed by the same investment advisor as such Lender.

            "ASSET SALE" means (i) the sale, lease (other than an operating lease), conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback, including any disposition by means of a merger, consolidation or similar transaction and including the issuance, sale or other transfer of any of the Capital Stock of any Restricted Subsidiary of such Person) other than to Company or to any of its Wholly Owned Subsidiaries (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards or compensation for any asset taken by condemnation, eminent domain or similar proceeding) that have a fair market value (as determined in good faith by the Board of Directors of such Person) in excess of $2,000,000 or for net cash proceeds in excess of $2,000,000); and (ii) the issuance of Equity Interests in any Restricted Subsidiaries or the sale of any Equity Interests in any Restricted Subsidiaries, in each case, in one or a series of related transactions; provided that, notwithstanding the foregoing, the term "Asset Sale" shall not include: (a) the sale, lease, conveyance, disposition or other transfers of all or substantially all


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of the assets of Company, as permitted pursuant to subsection 6.11, (b) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business and consistent with past practice, including, without limitation, the sale of any investments constituting a portion of an investment portfolio in the ordinary course of business and consistent with past practice, (c) a transfer of assets (1) by Company to a Subsidiary Guarantor which is not a Regulated Subsidiary, (2) by Company or a Restricted Subsidiary to a Restricted Subsidiary to the extent required to comply with applicable regulatory requirements or (3) by a Restricted Subsidiary to Company or to a Subsidiary Guarantor which is not a Regulated Subsidiary, (d) an issuance of Equity Interests by a Restricted Subsidiary to Company or to a Subsidiary Guarantor which is not a Regulated Subsidiary or to a Restricted Subsidiary to the extent required to comply with applicable regulatory requirements, (e) Permitted Investments, (f) any dividend, distribution, Investment or payment made in Cash pursuant to subsection 6.1(a) or subsection 6.1(b), (g) the sale or transfer of surplus or obsolete equipment in the ordinary course of business,
(h) a pledge of all or any part of the Capital Stock of any Restricted
Subsidiary to Facility Manager for the benefit of the Lenders or a Lien on any other property or asset of a Restricted Subsidiary permitted by this Agreement or (i) Excluded Asset Sales.

            "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of Exhibit VII annexed hereto.

            "ATTRIBUTABLE DEBT" means, in respect of a sale and leaseback transaction, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with
GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended, to the extent the lease payments during such extension period are required to be capitalized on a balance sheet as a liability in accordance with GAAP).

            "AUDITOR'S LETTER" means a letter, substantially in the form of
Exhibit VIII annexed hereto, acknowledged and agreed to by Company which shall be delivered to Facility Manager pursuant to subsection 3.1Q.

            "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

            "BASE RATE" means, at any time, the higher of (x) the Prime Rate or
(y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

            "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.



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            "BOARD OF DIRECTORS" means the Board of Directors of Company, or any authorized committee of the Board of Directors.

            "BRIDGE AGREEMENT" means that certain Bridge Securities Purchase Agreement dated as of February 6, 1998, between Company and Oxford Funding, Inc., a Delaware corporation, as amended by Amendment No. 1 dated as of March 30, 1998.

            "BUSINESS DAY" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York and Connecticut or is a day on which banking institutions located in such states are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

            "CAPITAL CONTRIBUTIONS" means the contributions by Company to the capital of one or more of its Restricted Subsidiaries in order to satisfy regulatory requirements for statutory capital levels at such Restricted Subsidiaries.

            "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

            "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock, (ii) in the case of a limited liability company or similar entity, any membership or similar interests therein, (iii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iv) in the case of a partnership, partnership interests (whether general or limited) and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

            "CASH" means money, currency or a credit balance in any demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

            "CASH EQUIVALENTS" means (i) U.S. Government Obligations or Securities that would be U.S. Government Obligations if such Securities were not callable or redeemable at the option of the issuer thereof, in each case maturing not more than one year after the date of acquisition; (ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that has combined capital and surplus of not less than $100,000,000 or its equivalent in foreign currency, whose


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debt is rated at the time as of which any investment therein is made, "A" (or higher) according to S&P or "Aa" (or higher) according to Moody's, or if neither S&P nor Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (iii) obligations issued or fully guaranteed by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying Securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above; and (v) commercial paper having one of the two of the highest ratings obtainable from either S&P or Moody's and in each case maturing within one year after the date of acquisition.

            "CERTIFICATE RE NON-BANK STATUS" means a certificate in form and substance satisfactory to Facility Manager delivered by a Lender to Facility Manager pursuant to subsection 2.7B(iii) pursuant to which such Lender certifies that it is not (i) a "bank" as such term is defined in subsection 881(c)(3) of the Internal Revenue Code; (ii) a 10 percent shareholder of Company within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Internal Revenue Code; or (iii) a "controlled" foreign corporation related to Company within the meaning of Section 864(d)(4) of the Internal Revenue Code.

            "CHANGE OF CONTROL" means such time as (i) Company becomes aware that, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Permitted Holders has become, directly or indirectly, the "beneficial owner," by way of merger, consolidation or otherwise, of 35% or more of the voting power of the voting stock of Company on a fully-diluted basis after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of Company (whether or not such securities are then currently convertible or exercisable), (ii) the sale, lease or transfer of all or substantially all of the assets of Company to any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Permitted Holders, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of Company was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or was approved by the Permitted Holders) cease for any reason to constitute a majority of the directors of Company then in office.

            "CLOSING DATE" means the date on or before May 30, 1998, on which the Loans are made.



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            "COLLATERAL" means, collectively, all the property and assets
(tangible and intangible) of Company and each direct and indirect domestic Significant Subsidiary of Company and all the Capital Stock of Company's direct and indirect Significant Subsidiaries, whenever acquired and wherever located, in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations, in each case except to the extent applicable regulatory restrictions with respect to Regulated Subsidiaries do not permit such Liens to be provided to secure the Obligations.

            "COLLATERAL ACCOUNT AGREEMENT" means the Collateral Account Agreement executed and delivered by Company and Facility Manager on the Closing Date, substantially in the form of Exhibit XVI annexed hereto, as such Collateral Account Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

            "COLLATERAL DOCUMENTS" means the Company Pledge Agreement, the Company Security Agreement, the Company Trademark Security Agreement, the Collateral Account Agreement, the Third-Party Account Agreements, the Subsidiary Pledge Agreements, the Subsidiary Security Agreements, the Subsidiary Trademark Security Agreements, any Mortgages and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Facility Manager, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

            "COMMITMENT" means the commitment of a Lender to make a Loan to Company pursuant to subsection 2.1A, and "COMMITMENTS" means such commitments of all Lenders in the aggregate.

            "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

            "COMPANY PLEDGE AGREEMENT" means the Company Pledge Agreement executed and delivered by Company on the Closing Date, substantially in the form of Exhibit IX annexed hereto, as such Company Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

            "COMPANY SECURITY AGREEMENT" means the Company Security Agreement executed and delivered by Company on the Closing Date, substantially in the form of Exhibit X annexed hereto, as such Company Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

            "COMPANY TRADEMARK SECURITY AGREEMENT" means the Company Trademark Security Agreement executed and delivered by Company on the Closing Date, substantially in


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
the form of Exhibit XI annexed hereto, as such Company Trademark Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

            "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit IV annexed hereto delivered to Facility Manager and Lenders by Company pursuant to subsection 5.1(iv).

            "CONFORMING LEASEHOLD INTEREST" means any Recorded Leasehold Interest as to which the lessor has agreed in writing for the benefit of Facility Manager (which writing has been delivered to Facility Manager), whether under the terms of the applicable lease, under the terms of a Landlord Consent and Estoppel, or otherwise, to the matters described in the definition of "Landlord Consent and Estoppel," which interest, if a subleasehold or sub-subleasehold interest, is not subject to any contrary restrictions contained in a superior lease or sublease.

            "CONSOLIDATED CASHFLOW" means, with respect to Company and its Restricted Subsidiaries for any period, the sum of, without duplication, (i) the Consolidated Net Income for such period, plus (ii) to the extent deducted from Consolidated Net Income for such period, (x) the Fixed Charges for such period, plus (y) non-cash dividends on Company's preferred stock, plus (iii) Consolidated Income Taxes for such period, plus (iv) consolidated depreciation, amortization (including amortization of goodwill and other intangibles), depletion and other non-cash charges of Company and its Restricted Subsidiaries required to be reflected as expenses on the books and records of Company, minus
(v) Cash payments with respect to any nonrecurring, non-cash charges previously added back pursuant to clause (iv). Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cashflow only to the extent that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

            "CONSOLIDATED INCOME TAXES" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any Governmental Entity which taxes or other payments are calculated by reference to the income or profits of such Person or Person and its Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any Governmental Entity.

            "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or


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distributions paid in Cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, whether or not distributed to Company or one of its Restricted Subsidiaries, (iii) without duplication, (x) losses of any Restricted Subsidiary shall be excluded with respect to the calculation under subsection 6.2, (y) Net Income of any Restricted Subsidiary shall be excluded with respect to the calculation under such subsection 6.2 to the extent that such Net Income has not been dividended or distributed in Cash to Company and (z) intercompany payments to Company by Restricted Subsidiaries shall be included in Net Income of Company and intercompany payments by Company to the Restricted Subsidiaries shall be deducted from Net Income with respect to the calculation under such subsection 6.2, (iv) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (v) the cumulative effect of a change in accounting principles shall be excluded, and (vi) income or loss attributable to discontinued operations shall be excluded.

            "CONSOLIDATED NET WORTH" of a Person at any date means the amount by which the assets of such Person and its consolidated Restricted Subsidiaries (less any revaluation or other write-up subsequent to the date of this Agreement in any such assets (other than write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business)) exceed the sum of (a) the total liabilities of such Person and its consolidated Subsidiaries, plus (b) any Disqualified Stock of such Person or any consolidated Restricted Subsidiaries of such Person issued to any Person other than such Person or a wholly owned Restricted Subsidiary of such Person, in each case determined in accordance with GAAP.

            "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

            "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is convertible or exchangeable for Indebtedness or Disqualified Stock or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which is 91 days after the date that the Loans mature.

            "DLJ CAPITAL FUNDING" has the meaning assigned to that term in the introduction to this Agreement.

            "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

             "ELIGIBLE ASSIGNEE" means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys or invests in loans as one of its businesses including insurance companies, funds, trusts and lease financing companies; and (B) any Lender and any Affiliate of any Lender or an Approved Fund; provided, however, that "Eligible Assignee" shall not include any entity which is a competitor of Company and its Restricted Subsidiaries in the Healthcare Service Business.

            "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA other than a Multiemployer Plan which is or was maintained or contributed to by Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates.

            "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Entity or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or
(iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

            "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of Governmental Entities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Restricted Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et
seq) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C.
Section 11001 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

            "EQUITY CONTRIBUTION" means the $350,000,000 in gross proceeds to be received by Company from the issuance and sale of the Preferred Stock to TPG.

            "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt Security that is convertible into or exchangeable for Capital Stock).

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

            "ERISA AFFILIATE" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Company or any of its Restricted Subsidiaries shall continue to be considered an ERISA Affiliate of Company or such Restricted Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Restricted Subsidiary and with respect to liabilities arising after such period for which Company or such Restricted Subsidiary could be liable under the Internal Revenue Code or ERISA.

            "ERISA EVENT" means (i) a "reportable event" within the meaning of
Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan that would be reasonably likely to result in material liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA in an amount that would be material; (vii) the withdrawal of Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;
(viii) the occurrence of an act or omission which could give rise to the imposition on Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409,
Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan in an amount that would be material.

            "EURODOLLAR RATE LOANS" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

            "EVENT OF DEFAULT" means each of the events set forth in Section 7.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

            "EXCLUDED ASSET SALES" means the sale of the Capital Stock of, or of the assets of, the Regulated Subsidiaries or other entities identified on
Schedule 1.1A annexed hereto; provided that (1) to the extent Company, a Principal Subsidiary or any Subsidiary Guarantor has transferred Cash or other assets to, made loans to or other Investments in, or made any Capital Contributions to, any of such Regulated Subsidiaries after the Closing Date, the value of all such transferred Cash, other assets, loans, other Investments or Capital Contributions (collectively, the "POST-CLOSING CONTRIBUTIONS") shall reduce the amount of Excluded Asset

Sale Proceeds (as hereinafter defined) on a dollar-for-dollar basis; (2) the aggregate amount of consideration received from such sales and excluded from the provisions of subsection 6.9 does not exceed an amount equal to $55,000,000 (the "EXCLUDED ASSET SALE PROCEEDS"); and (3) the consideration that may be received with respect to such Excluded Asset Sales is subject to the limitations set forth in subsection 6.9. To the extent Company makes a Permitted Investment as described in clause (xiii) of the definition thereof, Cash and Marketable Securities from Excluded Asset Sales in an amount equal to such Investment shall be deemed proceeds from Asset Sales and subject to subsection 6.9.

            "EXCLUDED ASSET SALE PROCEEDS" has the meaning assigned to that term in the definition of "Excluded Asset Sales".

            "EXISTING INDEBTEDNESS" means the Indebtedness of Company and its Restricted Subsidiaries (other than Indebtedness under this Agreement) in existence on the date of this Agreement and set forth on Schedule 1.1B annexed hereto, until such amounts are repaid.

            "FACILITIES" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

            "FACILITY MANAGER" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Facility Manager appointed pursuant to subsection 8.5.

            "FAIR MARKET VALUE" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

            "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Facility Manager from three Federal funds brokers of recognized standing selected by Facility Manager.

            "FINANCIAL PLAN" has the meaning assigned to that term in subsection 5.1(xii).

            "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien has priority over any other

Lien on such Collateral and (ii) such Lien is the only Lien (other than Permitted Liens) to which such Collateral is subject.

            "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

            "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

            "FIXED CHARGES" means, with respect to any Person for any period, the sum without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon), and (iv) all dividend payments, whether or not in Cash, on any series of preferred stock of any such Person payable to a party other than Company or a Wholly Owned Subsidiary, other than dividend payments on Equity Interests payable solely in Equity Interests of Company.

             "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of (x) the Consolidated Cashflow of such Person and its Restricted Subsidiaries for such Period to (y) the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or repays any Indebtedness (other than the incurrence or repayment of revolving credit borrowings used for working capital, except to the extent that a repayment is accompanied by a permanent reduction in revolving credit commitments) or issues preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "CALCULATION DATE"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the

Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and shall give pro forma effect to the Consolidated Cashflow and Indebtedness of the Person which is the subject of any such acquisition (as well as any pro forma expense and cost reductions attributable thereto), and (ii) the Consolidated Cashflow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and Consolidated Cashflow shall reflect any pro forma expense and cost reductions relating to such discontinuance, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

            "FORM 8-K" means that certain Form 8-K filed by Company with the Securities and Exchange Commission on April 27, 1998.

            "FORM 10-K" means that certain Form 10-K filed by Company with the Securities and Exchange Commission on March 30, 1998, as amended on April 30, 1998.

            "FUNDING AND PAYMENT OFFICE" means (i) the office of Facility Manager located at One State Street, New York, New York 10004 or (ii) such other office of Facility Manager as may hereafter be designated from time to time in a written notice delivered by Facility Manager to Company and each Lender.

            "GAAP" means generally accepted accounting principles in the United States of America which are in effect on the Closing Date.

            "GOVERNMENTAL AUTHORIZATION" means (i) any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or filings or registrations with, any Governmental Entities, and (ii) any and all waiting periods imposed by applicable laws, rules and regulations.

             "GOVERNMENTAL ENTITY" means any governmental or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, including without limitation any Healthcare Regulator, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

            "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

            "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls;
(ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity or which might reasonably be expected to pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

            "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

            "HEALTHCARE AUTHORIZATIONS" means any and all Governmental Authorizations (i) necessary to enable Company or any of its Restricted Subsidiaries to engage in the Healthcare Service Business, operate as an HMO or insurance company, participate in the Medicare, Medicaid or comparable state programs or otherwise continue to conduct its business as it is conducted on the Closing Date or (ii) required by any Healthcare Regulator or under any Healthcare Regulation, law or regulation relating to Medicare, Medicaid or comparable state programs or other law or regulation applicable to HMOs, insurance companies or other Persons engaged in the Healthcare Service Business.

            "HEALTHCARE REGULATIONS" means all laws, regulations, directives, administrative orders and decisions applicable to HMOs, healthcare service providers, healthcare-related insurance companies, Persons engaged in the Healthcare Service Business or any other similar Persons and any rules, regulations, orders, directives and decisions promulgated or issued pursuant thereto.

            "HEALTHCARE REGULATOR" means any Person charged with the administration, oversight or enforcement of any Healthcare Regulation, whether primarily, secondarily or jointly.

            "HEALTHCARE SERVICE BUSINESS" means a business, the majority of whose revenues are derived from providing or arranging to provide or administering, managing or monitoring healthcare services or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including, without limitation, the issuance of health insurance.

            "HEDGING OBLIGATIONS" means with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

            "HMO" means any Person doing business as a health maintenance organization (or required to qualify or to be licensed as such) under applicable Healthcare Regulations.

            "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), the maximum fixed repurchase price of Disqualified Stock issued by such Person in each case, if held by any Person other than Company or a Wholly Owned Subsidiary of Company, and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. For the purposes of this definition the "maximum fixed repurchase price" of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value shall be determined in good faith by the board of directors of the issuer of such Disqualified Stock.

            "INDEMNITEE" has the meaning assigned to that term in subsection
9.3.

            "INTEREST PAYMENT DATE" (i) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months "Interest Payment Date" shall also include the date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

            "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

            "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

            "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

            "INVESTMENT" means, with respect to any Person, any investment by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commissions, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other Securities and all other items that are or would be classified as investments on a balance sheets prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other Securities by Company for consideration consisting of common equity Securities of Company shall not be deemed to be an Investment.

            "INVESTMENT AGREEMENT" means that certain Investment Agreement dated as of February 23, 1998 between Company and TPG Oxford, as amended from time to time after the Closing Date to the extent permitted pursuant to subsection 6.12.

            "INVESTMENT GRADE SECURITIES" means: (i) U.S. Government Obligations; (ii) any certificate of deposit, maturing not more than 270 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution that has combined capital and surplus of not less than $100,000,000 or its equivalent in foreign currency, whose debt is rated at the time as of which any investment therein is made, "A" (or higher) according to S&P or Moody's, or if neither S&P nor Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency;
(iii) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of Company) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's, or if neither S&P nor Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (iv) any bankers' acceptances or any money market deposit accounts, in each case, issued or offered by any commercial bank having capital and surplus in excess of $100,000,000 or its equivalent in foreign currency, whose debt is rated at the time as of which any investment therein is made, "A" (or higher) according to S&P or Moody's, or if neither S&P nor Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (v) any other debt Securities or debt instruments with a rating of "BBB--" or higher by S&P, "Baa-3" or higher by Moody's, Class "2" or higher by the NAIC or the equivalent of such rating by S&P, Moody's or the NAIC, or if none of S&P, Moody's and the NAIC shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; and (vi) any fund investing exclusively in investments of the types described in clauses (i) through (v) above.

            "IP COLLATERAL" means, collectively, the Collateral under the Company Trademark Security Agreement and the Subsidiary Trademark Security Agreements.

            "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

            "LANDLORD CONSENT AND ESTOPPEL" means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, satisfactory in form and substance to Facility Manager, pursuant to which such lessor agrees, for the benefit of Facility Manager, (i) that without any further consent of such lessor or any further action on the part of the Loan Party holding such Leasehold Property, such Leasehold Property may be encumbered pursuant to a Mortgage and may be assigned to the purchaser at a foreclosure sale or in a transfer in lieu of such a sale (and to a subsequent third party assignee if Facility Manager, any Lender, or an Affiliate of either so acquires such Leasehold Property), (ii) that such lessor shall not terminate such lease as a result of a default by such Loan Party thereunder without first giving Facility Manager notice of such default and at least 60 days (or, if such default cannot reasonably be cured by Facility Manager within such period, such longer period as may reasonably be required) to cure such default, and (iii) to such other matters relating to such Leasehold Property as Facility Manager may reasonably request.

            "LEASEHOLD PROPERTY" means any leasehold interest of any Loan Party as lessee under any lease of real property.

            "LENDER" and "LENDERS" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 9.1.

            "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC).

            "LOAN" or "LOANS" means one or more of the Base Rate Loans or Eurodollar Rate Loans or any combination thereof.

            "LOAN DOCUMENTS" means this Agreement, the Notes, the Subsidiary Guaranty and the Collateral Documents.

            "LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the funding of the Loans on the Closing Date, that Lender's Commitment and (ii) after the funding of the Loans, the outstanding principal amount of the Loans of that Lender.

            "LOAN PARTY" means each of Company and any of Company's Subsidiaries from time to time executing a Loan Document, and "LOAN PARTIES" means all such Persons, collectively.

            "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

            "MARKETABLE SECURITIES" means debt or equity Securities that are registered, and, in the case of debt Securities, are rated in one of the four highest ratings by one or more nationally recognized rating agencies.

            "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Restricted Subsidiaries or (ii) the impairment in any material respect of the ability of any Loan Party to perform, or of Agents or Lenders to enforce, the Obligations.

            "MATERIAL CONTRACT" means any contract or other arrangement to which Company or any of its Restricted Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could have a Material Adverse Effect.

            "MINORITY INVESTMENT" means an Investment in an Equity Interest in a Person which Investment is held by Company or a Restricted Subsidiary such that Company and its Restricted Subsidiaries do not have more than 50% of the voting control over all outstanding Equity Interests in such Person.

            "MOODY'S" means Moody's Investors Service Inc. and its successors.

            "MORTGAGE" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in form and substance as may be approved by Facility Manager in its sole discretion, with such changes thereto as may be recommended by Facility Manager's local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Facility Manager's option, in the case of an Additional Mortgaged Property (as defined in subsection 5.9), an amendment to an existing Mortgage, in form and substance satisfactory to Facility Manager, adding such Additional Mortgaged Property to the Real Property Assets and Leasehold Properties encumbered by such existing Mortgage, in either case as such security instrument may be amended, supplemented or otherwise modified from time to time. "MORTGAGES" means all such instruments, including any Additional Mortgages (as defined in subsection 5.9).

            "MULTIEMPLOYER PLAN" means any plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

             "NAIC" means the National Association of Insurance Commissioners and its successors.

            "NET DEBT SECURITIES PROCEEDS" has the meaning assigned to that term in subsection 2.4B(ii)(b).

            "NET EQUITY SECURITIES PROCEEDS" has the meaning assigned to that term in subsection 2.4B(ii)(c).

            "NET INCOME" means, with respect to any Person, the net income
(loss) of such Person, determined in accordance with GAAP, and, for purposes of clause (B)(i) of subsection 6.1(a) and for purposes of subsection 6.2, before reduction for non-cash preferred stock dividends and for purposes of clause
(B)(ii) of subsection 6.1(a), before reduction for preferred stock dividends, excluding in each case however (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any Securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provisions for taxes on such extraordinary or nonrecurring gain (but not loss) and (iii) for purposes of subsection 6.2, any capital contribution made or required to be made by Company.

            "NET PROCEEDS" means the aggregate Cash proceeds received by Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any Cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and net of any Purchase Money Obligations relating to the assets comprising such Asset Sale.

            "NON-INSURANCE LITIGATION" means claims, investigations, proceedings and litigation arising out of or relating to federal or state law relating to the purchase or sale of Securities, including without limitation stockholders derivative actions.

            "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither Company nor any of its Restricted Subsidiaries (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, keepwell, makewell, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Company or any of its Restricted Subsidiaries to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (iii) as to which such lenders have been notified in writing that they will not have any recourse against any of the assets of Company or its Restricted Subsidiaries.

            "NOTES" means (i) the promissory notes of Company issued pursuant to subsection 2.1E on the Closing Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 9.1B(i) in connection with assignments of the Commitments or Loans of any Lenders, in each case substantially in the form of Exhibit III annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

            "NOTICE OF BORROWING" means a notice substantially in the form of
Exhibit I annexed hereto delivered by Company to Facility Manager pursuant to subsection 2.1B with respect to a proposed borrowing.

            "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of Exhibit II annexed hereto delivered by Company to Facility Manager pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

            "OBLIGATIONS" means all obligations of every nature of each Loan Party from time to time owed to Facility Manager, Lenders or any of them under the Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.

            "OFFERING MEMORANDUM" means that certain Offering Memorandum of Company dated May 7, 1998 relating to the Senior Notes.

            "OFFICERS' CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto,
(ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

            "OXFORD SPECIALTY" means Oxford Specialty Holdings, Inc., Oxford Specialty Management, Inc., Specialty Management Company (NY) IPA, Inc., Specialty Management Company (PA) IPA, Inc., Specialty Management Company (NJ) IPA, Inc. and Specialty Management Company (CT) IPA, Inc.

            "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

            "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

            "PERMITTED HOLDERS" means TPG Oxford and its respective Affiliates.

            "PERMITTED INVESTMENT" means (i) any Investments in Company, in any Subsidiary Guarantor which is not a Regulated Subsidiary, in any Restricted Subsidiary which is a Regulated Subsidiary to the extent required to comply with applicable regulatory requirements and in any other Restricted Subsidiary to the extent such Investment is made to fund operating expenses in the ordinary course of business consistent with past practices; (ii) any Investment in any Person that becomes a wholly-owned Subsidiary Guarantor which is not a Regulated Subsidiary as a result of such Investment; provided that Company, after giving pro forma effect to such Investment, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in subsection 6.2; (iii) Investments in existence, or made pursuant to legally binding written commitments in existence, on the Closing Date, in each case as set forth on Schedule 1.1C annexed hereto; (iv) Investments in Cash, Cash Equivalents and Investment Grade Securities; (v) loans or advances to employees made in the ordinary course of business; (vi) receivables owing to Company or any Restricted Subsidiary in the ordinary course of business; (vii) repurchase agreements and reverse repurchase agreements entered into by a Restricted Subsidiary with any lender or any primary dealer of United States government securities relating to Investment Grade Securities maturing within one year from the date of acquisition thereof; provided that the terms of any such agreement comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy-Repurchase Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985 and, in the case of a repurchase agreement with a primary dealer, a Restricted Subsidiary of Company or its duly authorized custodian shall take possession of the obligations subject to such agreement; (viii) Investments in Hedging Obligations and other similar agreements or arrangements designed to protect Company or any of its Restricted Subsidiaries against fluctuations in the value of Investments of Company and its Restricted Subsidiaries, in each case to the extent permitted under this Agreement; (ix) accounts receivable created or acquired, and prepaid expenses arising, in the ordinary course of business; (x) the endorsements of negotiable instruments for collection or deposit in the ordinary course of business; (xi) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with subsection 6.9; (xii) Investments in Securities of trade creditors or customers received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (xiii) Investments made after the Closing Date in St. Augustine Health Care, Inc. (Florida) in an aggregate amount not to exceed $6,000,000; and (xiv) Investments in an aggregate amount not to exceed $2,500,000 at any one time outstanding which shall be in addition to Investments which may be made pursuant to clauses
(i) through (xiii) above).

            "PERMITTED LIENS" means (i) Liens securing Indebtedness incurred under this Agreement or the other Loan Documents; (ii) Liens in favor of Company or any Restricted Subsidiary; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with Company or any Subsidiary Guarantor which is not a Regulated Subsidiary of Company; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation and such Liens do not extend to any assets of Company or any Subsidiary Guarantor which is not a Regulated Subsidiary other than the assets of the Person so merged into or consolidated with Company or such Subsidiary Guarantor which is not a Regulated Subsidiary; (iv) Liens on property existing at the time of acquisition thereof by Company or any Subsidiary Guarantor which is not a Regulated Subsidiary; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of Company or any Subsidiary Guarantor which is not a Regulated Subsidiary other than the property so acquired; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor; (vi) Liens existing on the Closing Date, as set forth on Schedule 1.1D annexed hereto; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt (to the extent permitted under this Agreement) of Unrestricted Subsidiaries; (ix) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Company or any of its Restricted Subsidiaries; (x) statutory Liens of landlords or of mortgagees of landlords arising by operation of law; provided that the rental payments secured thereby are not yet due and payable; (xi) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (xii) Purchase Money Liens (including extensions and renewals thereof); (xiii) interest of lessors in Capital Leases or operating leases; (xiv) Liens on deposits made in connection with Hedging Obligations; (xv) Liens encumbering deposits made to secure obligations arising from statutory or regulatory requirements of Company or any of its Restricted Subsidiaries, including rights of offset and set-off; (xvi) prejudgment Liens and judgment Liens not giving rise to an Event of Default or Potential Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or so long as the period within which such proceeding may be initiated shall not have expired; and (xvii) Liens incurred in the ordinary course of business of Company or any Subsidiary Guarantor which is not a Regulated Subsidiary of Company with respect to obligations permitted under this Agreement that do not exceed $1,000,000 in principal amount in the aggregate at any one time outstanding.

            "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (including the issuance of Disqualified Stock in exchange for Disqualified Stock) of Company or any of its Restricted Subsidiaries (other than Indebtedness under this Agreement); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or then current accreted value, if applicable) and redemption premium of, plus accrued and unpaid interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date at least as late as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Loans and is subordinated in right of payment to the Loans on terms at least as favorable to the holders of the Loans as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (v) such Indebtedness is incurred either by Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced defeased or refinanced.

            "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

            "PLEDGED COLLATERAL" means, collectively, the "Pledged Collateral" as defined in the Company Pledge Agreement and the Subsidiary Pledge Agreements.

            "POST-CLOSING CONTRIBUTIONS" has the meaning assigned to that term in the definition of "Excluded Asset Sales".

            "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

            "PREFERRED STOCK" means Company's Series A Cumulative Preferred Stock, par value $0.01 per share, Company's Series B Cumulative Preferred Stock, par value $0.01 per share, and Company's Series C Junior Participating Preferred Stock, par value $0.01 per share, in each case as amended from time to time after the Closing Date to the extent permitted pursuant to subsection 6.12.

            "PRIME RATE" means the rate that Facility Manager announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Facility Manager or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

            "PRINCIPAL SUBSIDIARY" means Oxford Health Plans (NY), Inc., Oxford Health Plans (NJ), Inc., Oxford Health Plans (CT), Inc. and Oxford Health Insurance, Inc.

            "PRO RATA SHARE" means, with respect to each Lender, the percentage obtained by dividing (x) the Loan Exposure of that Lender by (y) the aggregate Loan Exposure of all Lenders, as such percentage may be adjusted by assignments permitted pursuant to subsection 9.1. The initial Pro Rata Share of each Lender is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

            "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Facility Manager, desirable in order to create or perfect Liens on any IP Collateral.

            "PURCHASE MONEY LIEN" means a Lien granted on an asset or property to secure a Purchase Money Obligation permitted to be incurred under this Agreement and incurred solely to finance the purchase, or the cost of construction or improvement, of such asset or property; provided, however, that such Lien encumbers only such asset or property and is granted within 180 days of such acquisition.

            "PURCHASE MONEY OBLIGATIONS" means, with respect to any Person, any obligations of such Person to any seller or any other Person incurred or assumed to finance the purchase, or the cost of construction or improvement, of real or personal property to be used in the business of such Person or any of its Restricted Subsidiaries in an amount that is not more than 100% of the cost, or fair market value, as appropriate, of such property, and incurred within 90 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

             "QUALIFIED INSURANCE PAYMENTS" means payments made by third party insurers to Company and its Restricted Subsidiaries in respect of Non-Insurance Litigation less reimbursement payments required from Company or its Restricted Subsidiaries in connection with such payments.

            "REAL PROPERTY ASSET" means, at any time of determination, any interest then owned or leased by any Loan Party in any real property.

            "RECORDED LEASEHOLD INTEREST" means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Facility Manager's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term "RECORD DOCUMENT" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Facility Manager.

            "REGISTER" has the meaning assigned to that term in subsection 2.1D.

            "REGULATED SUBSIDIARY" means each of the following Subsidiaries of
Company: Oxford Health Plans (PA), Inc., Oxford Health Plans (NH), Inc., Oxford Health Plans (NJ),

Inc., Oxford Health Plans (NY), Inc., Oxford Health Plans (FL), Inc., Oxford Health Insurance, Inc., Oxford Health Plans (CT), Inc., Oxford Health Plans
(IL), Inc. and Compass PPA, Inc. and any Person engaged in the Healthcare Service Business which after the Closing Date becomes a Subsidiary of Company.

            "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "RELATED AGREEMENTS" means, collectively, the Investment Agreement, the Certificates of Designations with respect to the Preferred Stock, the Senior
Note Indenture, the Senior Notes and the Warrants.

            "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the uncontrolled or unpermitted movement of any Hazardous Materials through the air, soil, surface water or groundwater.

            "REQUISITE LENDERS" means Lenders having or holding more than 50% of the aggregate Loan Exposure of all Lenders.

            "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

            "RESTRICTED PAYMENT" has the meaning assigned to that term in subsection 6.1.

            "RESTRICTED SUBSIDIARY" means, with respect to any Person, any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

            "S&P" means Standard & Poor's Ratings Group and its successors.

            "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

            "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

            "SENIOR NOTE INDENTURE" means the indenture dated as of May 13, 1998, between Company and The Chase Manhattan Bank, as Trustee, pursuant to which the Senior Notes are issued, as such indenture may be amended from time to time to the extent permitted under subsection 6.12.

            "SENIOR NOTES" means the $200,000,000 in aggregate principal amount of senior unsecured notes of Company issued pursuant to the Senior Note Indenture, as such notes may be amended from time to time to the extent permitted under subsection 6.12.

            "SIGNIFICANT SUBSIDIARY" means any Principal Subsidiary or any other Restricted Subsidiary that either (x) would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation S-X is in effect on the date hereof or (y) accounted for more than 10% of the consolidated revenues of Company and its Subsidiaries as shown on the consolidated audited financial statements of Company for the immediately preceding Fiscal Year.

            "SOLVENT" means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; and (C) such Person is "solvent" within the meaning given that term and similar terms under applicable Healthcare Regulations. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

            "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

            "SUBSIDIARY GUARANTOR" means any Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty from time to time after the Closing Date pursuant to subsection 5.8.

            "SUBSIDIARY GUARANTY" means the Subsidiary Guaranty executed and delivered by Significant Subsidiaries of Company from time to time after the Closing Date in accordance with subsection 5.8, substantially in the form of
Exhibit XII annexed hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

            "SUBSIDIARY PLEDGE AGREEMENT" means each Subsidiary Pledge Agreement executed and delivered by any Subsidiary Guarantor from time to time after the Closing Date in accordance with subsection 5.8, substantially in the form of
Exhibit XIII annexed hereto, as such Subsidiary Pledge Agreement may be amended, supplemented or otherwise modified from time to time, and "SUBSIDIARY PLEDGE AGREEMENTS" means all such Subsidiary Pledge Agreements, collectively.

            "SUBSIDIARY SECURITY AGREEMENT" means each Subsidiary Security Agreement executed and delivered by any Subsidiary Guarantor from time to time after the Closing Date in accordance with subsection 5.8, substantially in the form of Exhibit XIV annexed hereto, as such Subsidiary Security Agreement may be amended, supplemented or otherwise modified from time to time, and "SUBSIDIARY SECURITY AGREEMENTS" means all such Subsidiary Security Agreements, collectively.

            "SUBSIDIARY TRADEMARK SECURITY AGREEMENT" means each Subsidiary Trademark Security Agreement executed and delivered by any Subsidiary Guarantor from time to time after the Closing Date in accordance with subsection 5.8, substantially in the form of Exhibit XV annexed hereto, as such Subsidiary Trademark Security Agreement may be amended, supplemented or otherwise modified from time to time, and "SUBSIDIARY TRADEMARK SECURITY AGREEMENTS" means all such Subsidiary Trademark Security Agreements, collectively.

            "SUPPLEMENTAL COLLATERAL AGENT" has the meaning assigned to that term in subsection 8.1B.

            "SYNDICATION AGENT" has the meaning assigned to that term in the introduction to this Agreement.

            "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "TAX ON THE OVERALL NET INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, net worth, capital, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).

            "THIRD-PARTY ACCOUNT AGREEMENT" means the Third-Party Account Agreement executed and delivered by Company, Facility Manager and a third-party securities intermediary or similar financial institution on the Closing Date, substantially in the form of Annex A annexed to the Collateral Account Agreement, as such Third-Party Account Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

            "TPG" means TPG Partners II, L.P., a Delaware limited partnership.

            "TPG OXFORD" means TPG Oxford LLC, a Delaware limited liability company and an Affiliate of TPG.

            "TPG SECURITIES" means the Securities, including without limitation the Preferred Stock and the Warrants, issued by Company pursuant to the Investment Agreement.

            "TRANSACTION COSTS" means the fees, costs and expenses payable by Company on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements.

            "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

            "UNRESTRICTED SUBSIDIARY" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Company or any Restricted Subsidiary of Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Company or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of Company; (c) is a Person with respect to which neither Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve or maintain any specified levels of profitability; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Company or any of its Restricted Subsidiaries; and (e) has no Subsidiaries other than Unrestricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to Facility Manager by filing with Facility Manager a resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted

Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Company as of such date. The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under subsection
6.2 and (ii) no Event of Default or Potential Event of Default would be in existence following such designation.

            "U.S. GOVERNMENT OBLIGATIONS" means Securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

            "WARRANTS" means Company's Series A Warrants to purchase shares of Company's Common Stock in the form attached to Company's Series A Preferred Stock, and Company's Series B Warrants to purchase shares of Company's Common Stock in the form attached to Company's Series B Preferred Stock, in each case as such warrants may be amended from time to time to the extent permitted under subsection 6.12.

            "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

            "WHOLLY OWNED SUBSIDIARY" means, with respect to any Person, a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or shares required by applicable law to be held by third parties) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. Unrestricted Subsidiaries shall not be included in the definition of Wholly Owned Subsidiary for any purposes of this Agreement.

1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

            Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

1.3   OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

      A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

      B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

      C. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1   COMMITMENTS; MAKING OF LOANS; THE REGISTER; NOTES.

      A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company set forth herein, each Lender severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Lender's Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the Commitments is $150,000,000; provided that the Commitments of Lenders shall be adjusted to give effect to any assignments of the Commitments pursuant to subsection 9.1B. Each Lender's Commitment shall expire immediately and without further action on July 15, 1998 if the Loans are not made on or before that date. Company may make only one borrowing under the Commitments. Amounts borrowed under this subsection 2.1A and subsequently repaid or prepaid may not be reborrowed.

      B. BORROWING MECHANICS. Loans made on the Closing Date shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Company shall deliver to Facility Manager a Notice of Borrowing no later than 12:00 Noon (New York City time) at least three Business Days in advance of the Closing Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the Closing Date (in the case of a Base Rate Loan). The Notice of Borrowing shall specify (i) the proposed Closing Date (which shall be a Business Day), (ii) the amount of Loans requested, (iii) whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, and (iv) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor. Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Company may give Facility Manager telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Facility Manager on or before the Closing Date.

         Neither Facility Manager nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Facility Manager believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Loans hereunder.

            Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable


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on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

      C. DISBURSEMENT OF FUNDS. All Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Facility Manager of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Facility Manager shall notify each Lender of the proposed borrowing. Each Lender shall make the amount of its Loan available to Facility Manager not later than 12:00 Noon (New York City time) on the Closing Date, in same day funds in Dollars, at the Funding and Payment Office. Upon satisfaction or waiver of the conditions precedent specified in subsection 3.1 and subsection 3.2, Facility Manager shall make the proceeds of such Loans available to Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Facility Manager from Lenders to be credited to the account of Company at the Funding and Payment Office.

         Unless Facility Manager shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Facility Manager the amount of such Lender's Loan requested on the Closing Date, Facility Manager may assume that such Lender has made such amount available to Facility Manager on the Closing Date and Facility Manager may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on the Closing Date. If such corresponding amount is not in fact made available to Facility Manager by such Lender, Facility Manager shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Facility Manager, at the customary rate set by Facility Manager for the correction of errors among banks for three Business Days and thereafter at 2.00% over the Adjusted Eurodollar Rate. If such Lender does not pay such corresponding amount forthwith upon Facility Manager's demand therefor, Facility Manager shall promptly notify Company and Company shall immediately pay such corresponding amount to Facility Manager together with interest thereon, for each day from the Closing Date until the date such amount is paid to Facility Manager, at 2.00% over the rate payable under this Agreement for Adjusted Eurodollar Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

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
         D. THE REGISTER.

             (i) Facility Manager shall maintain, at its address referred to in subsection 9.8, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "REGISTER"). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

             (ii) Facility Manager shall record in the Register the Commitment and the Loan from time to time of each Lender and each repayment or prepayment in respect of the principal amount of the Loan of each Lender. Any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Loans.

             (iii) Each Lender shall record on its internal records (including any Notes held by such Lender) the amount of the Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

             (iv) Company, Facility Manager and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Facility Manager and recorded in the Register as provided in subsection 9.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

             (v) Company hereby designates Facility Manager to serve as Company's agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Company hereby agrees that, to the extent Facility Manager serves in such


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
         capacity, Facility Manager and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 9.3.

      E. NOTES. Unless otherwise requested by a Lender, Company shall execute and deliver to each Lender (or to Facility Manager for that Lender) on the Closing Date a Note substantially in the form of Exhibit III annexed hereto to evidence that Lender's Loan, in the principal amount of that Lender's Loan and with other appropriate insertions. Facility Manager may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Facility Manager as provided in subsection 9.1B(ii). Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note or Notes issued in exchange therefor.

2.2   INTEREST ON THE LOANS.

      A. RATE OF INTEREST. Subject to the provisions of subsections 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Loan is outstanding with respect to which notice has not been delivered to Facility Manager in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

         Subject to the provisions of subsections 2.2E and 2.7, the Loans shall bear interest through maturity as follows:

             (i) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Margin; or

             (ii) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus the Applicable Margin.

      B. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at Company's option, either a one, two, three or six month period, or if available, twelve months; provided that:

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
             (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the date of funding in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

             (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

             (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

             (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

             (v) no Interest Period with respect to any portion of the Loans shall extend beyond May 13, 2003;

             (vi) there shall be no more than three Interest Periods outstanding at any time; and

             (vii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

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
      C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

      D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Loans equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

         Company shall deliver a Notice of Conversion/Continuation to Facility Manager no later than 10:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify
(i) the proposed conversion/continuation date (which shall be a Business Day),
(ii) the amount of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Facility Manager telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be confirmed in writing by delivery of a Notice of Conversion/Continuation to Facility Manager no later than 10:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Facility Manager shall promptly transmit such notice by telefacsimile or telephone to each Lender.

         Neither Facility Manager nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Facility Manager believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion


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
or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.

         Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

      E. DEFAULT RATE. Any principal payments or premiums on the Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Facility Manager or any Lender.

      F. COMPUTATION OF INTEREST. Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

2.3   FEES.

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      A. ANNUAL ADMINISTRATIVE FEES. Company agrees to pay to Facility Manager an annual administrative fee in such amount as is agreed upon between Company and Facility Manager, such administrative fee to be payable in advance on the Closing Date and on each anniversary of the Closing Date.

      B. OTHER FEES. Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon between Company and Agents.

2.4   REPAYMENTS AND PREPAYMENTS; GENERAL PROVISIONS REGARDING PAYMENTS.

      A. SCHEDULED PAYMENTS OF LOANS. The Loans are not subject to any scheduled amortization. Full repayment of the outstanding principal amount of all Loans is due on May 13, 2003.

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
         B. PREPAYMENTS.

             (i) Voluntary Prepayments. Company may, at any time after the one-year anniversary of the Closing Date, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Facility Manager by 12:00 Noon (New York City time) on the date required and if given by telephone, confirmed in writing to Facility Manager at least one Business Day in advance of such prepayment (which original written or telephonic notice Facility Manager will promptly transmit by telefacsimile or telephone to each Lender), prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; provided, however, that a Eurodollar Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto unless Company pays any additional compensation required by subsection 2.6D. Any voluntary prepayment of Loans made by Company (i) after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date shall be subject to the payment of a premium of 5.00% of the principal amount of Loans so prepaid, (ii) after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date shall be subject to the payment of a premium of 2.50% of the principal amount of Loans so prepaid and
         (iii) after the third anniversary of the Closing Date shall not be subject to any prepayment penalties. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iii). Notwithstanding anything to the contrary contained in this subsection 2.4B(i), subsection 9.5 or any other provision of this Agreement, Company may purchase all or any portion of the Loans of any Lender pursuant to an agreement between such Lender and Company and such purchase shall not be deemed to be a voluntary prepayment hereunder; provided that (x) an Event of Default has not then occurred and is not then continuing or would not occur as a result of such purchase, (y) Facility Manager acknowledges receipt of a copy of such agreement and (z) the Loans so purchased or held by any Affiliate of Company are disregarded and not deemed outstanding (as to which Company hereby agrees) for purposes of (1) the making of, or the application of, any payments to the Lenders hereunder or under any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver hereunder or under any other Loan Document or (3) the determination of Requisite Lenders, or for any similar or related purpose hereunder or under any other Loan Document.

             (ii) Mandatory Prepayments. The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iii). No prepayment penalty,


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
         other than any compensation required under subsection 2.6D, will be payable with respect to the mandatory prepayments described in clauses
         (a), (b), and (c) of this subsection 2.4B(ii). Prepayments made as a result of a Change of Control, as described in clause (d) of this subsection 2.4B(ii), will be subject to a prepayment premium equal to 1.00% of the principal amount of the Loans so prepaid.

                       (a) Prepayments From Asset Sales. Company and any
                Restricted Subsidiary making an Asset Sale shall prepay the Loans in an aggregate amount equal to such Net Proceeds to the extent required by and in accordance with the provisions of subsection 6.9. If Company or any such Restricted Subsidiary would otherwise be required to apply any portion of such Net Proceeds to prepay the Senior Notes or any other Indebtedness, then notwithstanding anything contained in this subsection 2.4B(ii)(a) or subsection 6.9 to the contrary, Company or such Restricted Subsidiary shall apply such Net Proceeds toward the prepayment of the Loans as provided in this subsection 2.4B(ii)(a) so as to eliminate the obligation to prepay such other Indebtedness. Company shall deliver to Facility Manager concurrently with the receipt of any such Net Proceeds an Officers' Certificate certifying as to the facts giving rise to any exclusion from the prepayment requirements set forth in this subsection 2.4B(ii)(a) and setting forth the proposed use of such Net Proceeds and such other information with respect to such proposed use as Facility Manager may reasonably request; provided that any mandatory prepayments required to be made from Asset Sales by Regulated Subsidiaries will be subject to compliance with applicable regulatory requirements, including without limitation under any Healthcare Regulations.

                       (b) Prepayments Due to Issuance of Debt Securities. On
                the date of receipt by Company or any of its Restricted Subsidiaries of the Cash proceeds (any such proceeds, net of reasonable and customary underwriting discounts and commissions, financial advisory or placement fees and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, being "NET DEBT SECURITIES PROCEEDS") from the issuance of any debt Securities of Company or any of its Restricted Subsidiaries after the Closing Date, Company shall prepay the Loans in an aggregate amount equal to 100% of such Net Debt Securities Proceeds.

                       (c) Prepayments Due to Issuance of Equity Securities. On
                the date of receipt by Company or any of its Restricted Subsidiaries of the Cash proceeds (any such proceeds, net of (x) reasonable and customary under writing discounts and commissions, financial advisory or placement fees and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, (y) any Capital Contributions required to be made from such proceeds to


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
                Company's Principal Subsidiaries and (z) payments from such proceeds made in connection with any settlement or resolution of any Non-Insurance Litigation, being "NET EQUITY SECURITIES PROCEEDS") from the issuance of any equity Securities of Company or any of its Restricted Subsidiaries after the Closing Date, Company shall prepay the Loans in an aggregate amount equal to 50% of such Net Equity Securities Proceeds; provided that Company shall have delivered to Facility Manager, on or before such date of receipt, an Officers' Certificate certifying as to the facts giving rise to any Capital Contributions required to be made with such Net Equity Securities Proceeds.

                       (d) Prepayments Due to Change of Control. Upon the
                occurrence of a Change of Control, Company shall prepay the Loans in full, together with a premium equal to 1.00% of the aggregate principal amount of Loans so prepaid.

                       (e) Calculations of Net Proceeds Amounts; Additional
                Prepayments Based on Subsequent Calculations. Concurrently with any prepayment of the Loans pursuant to subsections 2.4B(ii)(a)-(c), Company shall deliver to Facility Manager an Officers' Certificate demonstrating the calculation of the amount (the "NET PROCEEDS AMOUNT") of the applicable Net Proceeds, Net Debt Securities Proceeds or Net Equity Securities Proceeds, as the case may be, that gave rise to such prepayment. In the event that Company shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officers' Certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Facility Manager an Officers' Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

                       (f) Waivable Mandatory Prepayments. With respect to
                prepayments under subsections 2.4B(ii)(a)-(d), Company shall notify Facility Manager in writing of such prepayment not less than ten Business Days before any prepayment is due under such subsections 2.4B(ii)(a)-(d) (a "WAIVABLE MANDATORY PREPAYMENT") and each Lender shall have the option to waive their rights to receive such Waivable Mandatory Prepayment. Facility Manager shall, upon receipt of such notice, notify each Lender thereof and of the amount of such Waivable Mandatory Prepayment to be applied to such Lender's Loan. In the event any Lender desires to waive such Lender's right to receive such Waivable Mandatory Prepayment, such Lender shall so advise Facility Manager in writing no later than the close of business not more than five Business Days after it receives such notice from Facility Manager.

               (iii) Application of Prepayments

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
                       (a) Application of Voluntary Prepayments. Any voluntary
                prepayments pursuant to subsection 2.4B(i) shall be applied to reduce the outstanding principal amounts of the Loans that are unpaid at the time of such prepayment.

                       (b) Application of Mandatory Prepayments. Any mandatory
                prepayments of the Loans pursuant to subsection 2.4B(ii) shall be applied to reduce the outstanding principal amounts of the Loans that are unpaid at the time of such prepayment.

                       (c) Application of Prepayments to Base Rate Loans and
                Eurodollar Rate Loans. Any prepayments of any Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

         C. GENERAL PROVISIONS REGARDING PAYMENTS.

            (i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Facility Manager not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Facility Manager after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Facility Manager to charge its accounts with Facility Manager in order to cause timely payment to be made to Facility Manager of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

            (ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of premiums, if any, and accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

            (iii) Apportionment of Payments. Aggregate principal and interest payments received by Facility Manager shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Facility Manager shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by

         Facility Manager. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Facility Manager shall give effect thereto in apportioning payments received thereafter.

            (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

            (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

         D. APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER SUBSIDIARY GUARANTY.

            (i) Application of Proceeds of Collateral. Except as provided in subsection 2.4B(ii)(a) with respect to prepayments from Net Proceeds, all proceeds received by Facility Manager in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Facility Manager, be held by Facility Manager as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Facility Manager against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:

                (a) To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Facility Manager and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Facility Manager in connection therewith, and all amounts for which Facility Manager is entitled to indemnification under such Collateral Document and all advances made by Facility Manager thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Facility Manager in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;

                (b) thereafter, to the extent of any excess such proceeds, to the payment of all other such Secured Obligations for the ratable benefit of the holders thereof; and

                (c) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

            (ii) Application of Payments Under Subsidiary Guaranty. All payments received by Facility Manager under the Subsidiary Guaranty shall be applied promptly from time to time by Facility Manager in the following order of priority:

                (a) To the payment of the costs and expenses of any collection or other realization under the Subsidiary Guaranty, including reasonable compensation to Facility Manager and its agents and counsel, and all expenses, liabilities and advances made or incurred by Facility Manager in connection therewith, all in accordance with the terms of this Agreement and the Subsidiary Guaranty;

                (b) thereafter, to the extent of any excess such payments, to the payment of all other Guarantied Obligations (as defined in the Subsidiary Guaranty) for the ratable benefit of the holders thereof; and

                (c) thereafter, to the extent of any excess such payments, to the payment to the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5   USE OF PROCEEDS.

      A. LOANS. The proceeds of the Loans, together with the $200,000,000 in proceeds from the issuance and sale of the Senior Notes and the $350,000,000 in Equity Contribution, shall be used for (i) current and future reserve and regulatory capital requirements of Company's Regulated Subsidiaries as required to comply with applicable regulatory requirements, including without limitation any applicable Healthcare Regulations, (ii) the repayment in full of the existing Indebtedness under the Bridge Agreement, (iii) the making of capital expenditures, (iv) the payment of interest on Indebtedness in an amount which does not exceed the amount of such interest net of the amount of interest income, (v) the payment of Transaction Costs and (vi) other general corporate purposes.

      B. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Restricted Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6   SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

         Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to the Eurodollar Rate Loans as to the matters covered:

      A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 12:00 Noon (New York City time) on each Interest Rate Determination Date, Facility Manager shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

      B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Facility Manager shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Facility Manager shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Facility Manager notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

      C. ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Facility Manager) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order enacted, modified or amended after the date hereof (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or
(ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Facility Manager of such determination (which notice Facility Manager shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Facility Manager of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Facility Manager shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

      D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Company shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i)) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

      E. BOOKING OF EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

      F. ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

      G. EURODOLLAR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Conversion/Continuation given by Company with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Company.

2.7   INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

      A. COMPENSATION FOR INCREASED COSTS AND TAXES. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or govern mental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Entity, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Entity or quasi-governmental authority (whether or not having the force of law):

         (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this

      Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

         (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

         (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Facility Manager) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

      B. WITHHOLDING OF TAXES.

         (i) Payments to Be Free and Clear. All sums payable by Company under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America.

         (ii) Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Facility Manager or any Lender under any of the Loan Documents:

                  (a) Company shall notify Facility Manager of any such
            requirement or any change in any such requirement within a reasonable time after Company becomes aware of it;

                  (b) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Facility Manager or such Lender, as the case may be) on behalf of and in the name of Facility Manager or such Lender;

                  (c) the sum payable by Company in respect of which the
            relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Facility Manager or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                  (d) within 30 days after paying any sum from which it is
            required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Facility Manager evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

      provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

            (iii) Evidence of Exemption from U.S. Withholding Tax.

                  (a) Each Lender that is organized under the laws of any
            jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "NON-US LENDER") shall deliver to Facility Manager for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Facility Manager (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (1) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.


                  (b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Facility Manager for transmission to Company two new original copies of Internal Revenue Service Form 1001 or 4224, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Facility Manager and Company of its inability to deliver any such forms, certificates or other evidence.

                  (c) Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

      C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Entity, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Entity, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Facility Manager) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.8   OBLIGATION OF LENDERS TO MITIGATE; REPLACEMENT LENDERS.

            A. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under subsection 2.7, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, fund or maintain the Commitments of such Lender or the affected Loans of such Lender through another lending office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.8A unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8A (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Facility Manager) shall be conclusive absent manifest error.

            B. In the event that any Lender shall give notice to Company that such Lender is an Affected Lender pursuant to subsection 2.6C or that such Lender is entitled to receive payments under subsection 2.7, and unless the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments are no longer in effect, Company shall have the right, if no Potential Event of Default or Event of Default then exists, to replace such Lender (a "REPLACED LENDER") with one or more Eligible Assignees (collectively, the "REPLACEMENT LENDER") acceptable to Facility Manager; provided that (i) at the time of any replacement pursuant to this subsection 2.8B, the Replacement Lender shall enter into one or more Assignment Agreements pursuant to subsection 9.1B (and with all fees payable pursuant to such subsection 9.1B to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender and
(B) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender with respect thereto, and (ii) all obligations (including without limitation all such amounts, if any, owing under subsection 2.6D and subsection 2.7) of Company owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid), shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment Agreements, recordation of such assignment in the Register by Facility Manager pursuant to subsection 2.1D, the payment of amounts referred to in clauses (i) and (ii) above and delivery to the Replacement Lender of the appropriate Note or Notes executed by Company, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder except with respect to indemnification provisions under this Agreement which by the terms of this Agreement survive the termination of this Agreement, which indemnification provisions shall survive as to such Replaced Lender.


SECTION 3. CONDITIONS TO LOANS

           The obligations of Lenders to make the Loans are subject to the prior or concurrent satisfaction of the conditions set forth in this Section 3:

3.1   CONDITIONS TO LOANS.

           The obligations of Lenders to make the Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 3.2, subject to prior or concurrent satisfaction of the following conditions:

         A. LOAN PARTY DOCUMENTS. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Facility Manager for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

         (i) Certified copies of the Certificate or Articles of Incorporation of such Person, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

         (ii) Copies of the Bylaws of such Person, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary;

         (iii) Resolutions of the Board of Directors of such Person approving and authorizing the execution, delivery and performance of the Loan Documents and Related Agreements to which it is a party, certified as of the Closing Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

         (iv) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

         (v) Executed originals of the Loan Documents to which such Person is a party; and

         (vi) Such other documents as Facility Manager may reasonably request.

      B. NO MATERIAL ADVERSE EFFECT. Since March 30, 1998, no Material Adverse Effect (in the reasonable opinion of Syndication Agent) shall have occurred.

      C. CORPORATE STRUCTURE, OWNERSHIP, ETC. Schedule 4.1D sets forth the corporate structure of Company and its Subsidiaries. Facility Manager shall have received an Officers' Certificate, in form and substance satisfactory to Agents, to the effect that Schedule 4.1D accurately and correctly identifies all Regulated Subsidiaries of Company which not permitted by applicable regulatory restrictions to execute and deliver the Subsidiary Guaranty and/or any Collateral Documents with respect to the Obligations.

      D. PROCEEDS OF DEBT AND EQUITY CAPITALIZATION OF COMPANY.

         (i) Equity Contribution; Preferred Stock. On or before the Closing Date, Company shall have received not less than $350,000,000 in gross proceeds from the Equity Contribution. The terms and conditions of the Preferred Stock and the other TPG Securities, including the type and amount of dividend payments and any redemption provisions, shall be substantially as set forth in Exhibits A and C to the Investment Agreement as in effect on March 30, 1998, or as is otherwise satisfactory to Agents and Requisite Lenders. On the Closing Date, not less than $200,000,000 of such Preferred Stock shall be directly or indirectly controlled by TPG.

         (ii) Senior Note Proceeds; Senior Note Indenture. On or before the Closing Date, Company shall have received not less than $200,000,000 in gross proceeds from the issuance and sale of the Senior Notes. The terms and conditions of the Senior Notes and of the Senior Note Indenture shall be substantially as set forth in the Offering Memorandum or as is otherwise satisfactory to Agents and Requisite Lenders.

         (iii) Use of Proceeds by Company. Company shall have provided evidence satisfactory to Agents that (x) the proceeds from the Equity Contribution described in the preceding clause (i) and (y) the proceeds from the sale and issuance of Senior Notes described in the immediately preceding clause
      (ii) have been irrevocably committed,
      prior to the application of the proceeds of the Loans on the Closing Date, to (1) the Capital Contributions, (2) the repayment of the outstanding Indebtedness of Company under the Bridge Agreement and (3) the payment of the Transaction Costs.

      E. RELATED AGREEMENTS. Facility Manager shall have received (a) a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith, and each Related Agreement shall be in full force and effect and no provision thereof shall have been modified or waived in any respect determined by Facility Manager to be material, in each case without the consent of Agents and Requisite Lenders and (b) an Officers' Certificate from Company, in form and substance satisfactory to Agents, certifying to the effect that each such agreement (which shall be attached thereto) is correct and complete and is in full force and effect and certifying as to such matters with respect to each of the Related Agreements.

      F. MATTERS RELATING TO EXISTING INDEBTEDNESS.

         (i) Termination of Bridge Agreement. On the Closing Date, Company shall have (a) repaid in full all Indebtedness outstanding under the Bridge Agreement, (b) terminated any commitments to lend or make other extensions of credit thereunder and (c) delivered to Facility Manager all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Company and its Subsidiaries thereunder, in each case on terms and conditions satisfactory to Agents.

         (ii) No Existing Indebtedness to Remain Outstanding. Facility Manager shall have received an Officers' Certificate of Company, in form and substance satisfactory to Agents, to the effect that, after giving effect to the transactions described in this subsection 3.1F, Company and its Restricted Subsidiaries have no outstanding Indebtedness other than Indebtedness under the Loan Documents and Related Agreements except as set forth in Schedule 1.1B annexed hereto.

      G. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS; EXPIRATION OF WAITING PERIODS, ETC. Company shall have obtained all Governmental Authorizations, Healthcare Authorizations and all approvals or consents of any other Persons, including without limitation Healthcare Regulators, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the Related Agreements, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority, including without limitation any Healthcare Regulators, which would restrain, prevent or otherwise impose material adverse conditions on the transactions contemplated by the Loan Documents or the Related Agreements. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

      H. INVESTMENT AGREEMENT, EQUITY CONTRIBUTION AND CAPITAL CONTRIBUTIONS.

         (i) the Investment Agreement shall be in full force and effect and shall not have been amended, supplemented, waived or otherwise modified in any material respect without the consent of Agents and Requisite Lenders, including without limitation any Closing Date supplements, amendments or modifications to such Investment Agreement, and executed or conformed copies thereof (including all exhibits and schedules thereto) and any amendments or modifications thereto and all documents executed in connection therewith have been delivered to Facility Manager;

         (ii) all conditions to the Equity Contribution set forth in the Investment Agreement shall have been satisfied or the fulfillment of such conditions shall have been waived with the consent of Syndication Agent;

         (iii) the Equity Contribution shall have become effective in accordance with the terms of the Investment Agreement;

         (iv) the aggregate gross amount of the Equity Contribution shall not be less than $350,000,000; and

         (v) Facility Manager shall have received and Officers' Certificate of Company, in form and substance satisfactory to Agents, to the effect set forth in clauses (i) - (iv) and stating that Company shall proceed to consummate the Capital Contributions immediately upon the making of the Loans.

      I. MORTGAGES. With respect to the Real Property Assets and Leasehold Properties of Company and its Restricted Subsidiaries as of the Closing Date, as identified in Schedule 4.5B annexed hereto, no Mortgages will be placed on such Real Property Assets or Leasehold Properties for the benefit of Lenders.

      J. SECURITY INTERESTS IN PERSONAL AND MIXED PROPERTY. Facility Manager shall have received evidence satisfactory to it that Company shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii), (iv) and (v) below) that may be necessary or, in the opinion of Facility Manager, desirable in order to create in favor of Facility Manager, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include the following:

         (i) Schedules to Collateral Documents. Delivery to Facility Manager of accurate and complete schedules to all of the applicable Collateral Documents.

         (ii) Stock Certificates and Instruments. Delivery to Facility Manager of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Facility Manager) representing all capital stock pledged pursuant to the Company Pledge Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Facility Manager) evidencing any Collateral;

         (iii) Lien Searches and UCC Termination Statements. Delivery to Facility Manager of (a) the results of a recent search, by a Person satisfactory to Facility Manager, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of Company, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

         (iv) UCC Financing Statements and Fixture Filings. Delivery to Facility Manager of UCC financing statements and, where appropriate, fixture filings, duly executed by Company with respect to all personal and mixed property Collateral of Company, for filing in all jurisdictions as may be necessary or, in the opinion of Facility Manager, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

         (v) PTO Cover Sheets, Etc. Delivery to Facility Manager of all cover sheets or other documents or instruments required to be filed with the PTO in order to create or perfect Liens in respect of any IP Collateral;

         (vi) Opinions of Local Counsel. To the extent requested by Syndication Agent, delivery to Facility Manager of an opinion of counsel (which counsel shall be reasonably satisfactory to Facility Manager) under the laws of each jurisdiction in which Company or any personal or mixed property Collateral is located with respect to the creation and perfection of the security interests in favor of Facility Manager in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Facility Manager may reasonably request, in each case in form and substance reasonably satisfactory to Facility Manager.

         (vii) Other Documents. Delivery to Facility Manager of such other documents and instruments that Facility Manager reasonably deems necessary or advisable to establish, preserve and perfect First Priority Liens granted to Facility Manager on behalf of Lenders under the Collateral Documents.

      K. FEES. Company shall have paid to Syndication Agent, for distribution (as appropriate) to Agents and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

      L. FINANCIAL STATEMENTS; PRO FORMA BALANCE SHEET. On or before the Closing Date, Lenders shall have received from Company:

         (i) audited financial statements of Company and its Subsidiaries for the Fiscal Year ended December 31, 1997, consisting of a consolidated balance sheet and the related consolidated statements of operations, shareholders' equity and cash flows for such Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present in all material respects the financial condition of Company and its Subsidiaries as at such date and the results of the operations of Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP; provided that such audited financial statements shall not differ in any material respect from the draft audited financial statements previously delivered to Syndication Agent;

         (ii) unaudited financial statements of Company and its Subsidiaries as at March 31, 1998, consisting of a balance sheet and the related consolidated and consolidating statements of operations, stockholders' equity and cash flows for the three-month period ending on such date, all in reasonable detail and certified by the chief financial officer of Company that they fairly present in all material respects the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; (iii) pro forma consolidated balance sheet of Company and its Subsidiaries as at March 31, 1998, prepared in accordance with GAAP and reflecting the consummation of the transactions contemplated by the Loan Documents and the Related Agreements, which pro forma financial statements shall be in form and substance satisfactory to Lenders; and

         (iv) projected consolidated and consolidating financial statements of Company and its Subsidiaries, consisting of balance sheets and the related consolidated and consolidating statements of income, stockholders' equity and cash flows, for the five-year period after the Closing Date, each of which shall be (x) substantially consistent with any financial statements for the same periods previously delivered to Syndication Agent and (y) otherwise in form and substance satisfactory to Syndication Agent.

      M. EVIDENCE OF INSURANCE. Facility Manager shall have received a certificate or certificates from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 5.4B is in full force and effect and that Facility Manager on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 5.4B.

      N. OPINION OF COUNSEL TO COMPANY. Lenders and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of Sullivan & Cromwell, counsel for Company, and of Jeffery H. Boyd, General Counsel to Company, in form and substance reasonably satisfactory to Agents and their respective counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit V annexed hereto and as to such other matters as Agents acting on behalf of Lenders may reasonably request and (ii) evidence satisfactory to Agents that Company has requested such counsel to deliver such opinions to Lenders.

      O. OPINION OF AGENTS' COUNSEL. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers LLP, counsel to Agents, dated as of the Closing Date, substantially in the form of Exhibit VI annexed hereto and as to such other matters as Agents acting on behalf of Lenders may reasonably request.

      P. OPINIONS OF COUNSEL DELIVERED UNDER RELATED AGREEMENTS. Facility Manager and its counsel shall have received copies of each of the opinions of counsel delivered to the parties under the Related Agreements, together with a letter from each such counsel (to the extent not inconsistent with such counsel's established internal policies) authorizing Lenders to rely upon such opinion to the same extent as though it were addressed to Lenders; provided that Agents and Lenders shall not be able to rely upon the disclosure opinion.

      Q. AUDITOR'S LETTER. Facility Manager shall have received an executed Auditor's Letter from KPMG Peat Marwick LLP.

      R. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Facility Manager an Officers' Certificate, in form and substance satisfactory to Agents, to the effect that the representations and warranties in Section 4 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or,to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date, except as otherwise disclosed and agreed to in writing by Agents and Requisite Lenders.

      S. NO DISRUPTION OF FINANCIAL AND CAPITAL MARKETS. There shall have been no material disruption of or material adverse change after March 30, 1998 in current financial, banking or capital markets that would materially impair the satisfactory syndication of the Loans, as determined in the good faith judgment of Syndication Agent.

      T. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Agents, acting on behalf of Lenders, and their respective counsel shall be satisfactory in form and substance to Agents and such counsel, and Agents and such counsel shall have received all such counterpart originals or certified copies of such documents as Agents may reasonably request.

            Each Lender hereby agrees that by its execution and delivery of its signature page hereto and by the funding of its Loans to be made on the Closing Date, such Lender approves of and consents to each of the matters set forth in this Section 3 which must be approved by, or which must be satisfactory to, Requisite Lenders; provided that, in the case of any agreement or document which must be approved by, or which must be satisfactory to, Requisite Lenders, Facility Manager or Company shall have delivered a copy of such agreement or document to such Lender on or prior to the Closing Date.

3.2   ADDITIONAL CONDITIONS.

      A. NOTICE OF BORROWING. Facility Manager shall have received on or before the Closing Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing executed by the chief executive officer, the chief financial officer or the treasurer of Company.

      B. NO DEFAULT. No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or Potential Event of Default.

      C. NO ORDERS, JUDGMENTS OR DECREES. No order, judgment or decree of any court, arbitrator or other Governmental Entity shall purport to enjoin or restrain any Lender from making the Loans to be made by it.

      D. NO VIOLATION OF LAW. The making of the Loans shall not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other comparable or similar law of any Governmental Entity.

      E. NO PENDING OR THREATENED ACTIONS, SUITS, ETC. There shall not be pending or, to the knowledge of Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Restricted Subsidiaries or any property of Company or any of its Restricted Subsidiaries that has not been disclosed by Company in writing pursuant to subsection 4.6 or 5.1(ix) prior to the execution of this Agreement, and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of either Agent or of Requisite Lenders, would be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.


SECTION 4. COMPANY'S REPRESENTATIONS AND WARRANTIES

            In order to induce Lenders to enter into this Agreement and to make the Loans, Company represents and warrants to each Lender, on the date of this Agreement and on the Closing Date, that the following statements are true, correct and complete:

4.1   ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND
      SUBSIDIARIES.

      A. ORGANIZATION AND POWERS. Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as specified in Schedule 4.1D annexed hereto. Each Loan Party has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and Related Agreements to which it is a party and to carry out the transactions contemplated thereby.

      B. QUALIFICATION AND GOOD STANDING. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

      C. CONDUCT OF BUSINESS. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 6.10.

      D. SUBSIDIARIES. All of the Subsidiaries of Company are identified in
Schedule 4.1D annexed hereto, as said Schedule 4.1D may be supplemented from time to time pursuant to the provisions of subsection 5.1(xv). Schedule 4.1D shall identify which

Subsidiaries of Company are Restricted Subsidiaries, Unrestricted Subsidiaries, Regulated Subsidiaries, Principal Subsidiaries and Significant Subsidiaries and which Subsidiaries of Company are Loan Parties hereunder. Based on efforts made by Company including discussions between officers of Company and Healthcare Regulators, in the judgment of Company any Significant Subsidiary of Company which is not identified as a Loan Party in Schedule 4.1D would not be permitted by applicable Healthcare Regulators or regulatory restrictions to execute and deliver the Subsidiary Guaranty and/or any Collateral Documents with respect to the Obligations. The Capital Stock of each of the Subsidiaries of Company identified in Schedule 4.1D annexed hereto is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in Schedule 4.1D annexed hereto is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and will not have a Material Adverse Effect. Schedule 4.1D annexed hereto correctly sets forth the jurisdiction of incorporation and the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

4.2   AUTHORIZATION OF BORROWING, ETC.

      A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents and the Related Agreements have been duly authorized by all necessary corporate action on the part of each Loan Party that is a party thereto.

      B. NO CONFLICT. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and such Related Agreements do not and will not (i) violate any provision of any law or any governmental rule or regulation, including without limitation any Healthcare Regulation, applicable to Company or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Company or any of its Subsidiaries or any order, judgment or decree of any Governmental Entity binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Facility Manager on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person, including without limitation any Healthcare Regulator, under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

      C. COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS.

         (a) Except in each case as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect and except in connection with the matters disclosed in the Offering Memorandum, the Form 10-K, the Form 8-K or on Schedule 4.6 annexed hereto, each of Company and its Subsidiaries is in compliance with the requirements of all applicable Healthcare Authorizations, laws, rules, regulations and orders (including without limitation all Environmental Laws) of any Governmental Entity.

         (b) Except in each case as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, all Healthcare Authorizations have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions. Except in each case as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect and except in connection with the matters disclosed in the Offering Memorandum, the Form 10-K or the Form 8-K, since December 31, 1997, none of Company or any of its Subsidiaries has received any written notice or other written communications from any Governmental Entity regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Healthcare Authorizations, (ii) any violation by Company or any of its Subsidiaries of any applicable law, rule, regulation or order (including without limitation any Environmental
      Law) of any Governmental Entity or (iii) any other limitations on the conduct of business by Company or any of its Subsidiaries.

      D. GOVERNMENTAL CONSENTS. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and such Related Agreements do not and will not require any Governmental Authorizations or notice to, or other action to, with or by, any Governmental Entity or registration, consent or approval or other action under any Healthcare Regulations, except for such Governmental Authorizations, registrations, consents, approvals or notices which will be obtained or taken on or before the Closing Date and disclosed in writing to Lenders.

      E. BINDING OBLIGATION. Each of the Loan Documents and Related Agreements has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

      F. VALID ISSUANCE OF PREFERRED STOCK AND SENIOR NOTES.

        (i) Preferred Stock. The shares of Preferred Stock sold on or before the Closing Date are duly and validly issued, fully paid and nonassessable. No stockholder of Company has or will have any preemptive rights to subscribe for any additional equity Securities of Company. The issuance and sale of such shares of Preferred Stock (a) have been registered or qualified under applicable federal and state securities laws or (b) are exempt therefrom.

        (ii) Senior Notes. Company has the corporate power and authority to issue the Senior Notes. The Senior Notes, when issued and paid for, will be the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The Senior Notes, when issued and sold, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

4.3   FINANCIAL CONDITION.

            Company has heretofore delivered to Lenders, at Lenders' request, the following financial statements and information: (i) audited financial statements of Company and its Subsidiaries for the fiscal year ended December 31, 1997, (ii) unaudited financial statements of Company and its Subsidiaries as at March 31, 1998 and (iii) pro forma consolidated and consolidating balance sheets of Company and its Subsidiaries as at the Closing Date. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. None of the Loan Parties (and will not following the funding of the Loans) have any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole.

4.4 NO MATERIAL ADVERSE CHANGE.

            Since March 30, 1998, no event or change has occurred that has caused, either in any case or in the aggregate, a Material Adverse Effect.

4.5 TITLE TO PROPERTIES; LIENS; REAL PROPERTY.

    A. TITLE TO PROPERTIES; LIENS. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property),
(ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 4.3 or in the most recent financial statements delivered pursuant to subsection 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 6.9 or subsection 6.11. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

    B. REAL PROPERTY. As of the Closing Date, Schedule 4.5B annexed hereto contains a true, accurate and complete list of (i) all fee properties and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Leasehold Property of Company or any Subsidiary, regardless of whether Company or such Subsidiary is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 4.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of Company or each applicable Subsidiary, enforceable against Company or such Subsidiary in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

4.6 LITIGATION.

            Except as set forth in Schedule 4.6 annexed hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations (including any Environmental Claims) (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, before or by any Governmental Entity or pursuant to any Healthcare Regulations that are pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.7 PAYMENT OF TAXES.

            Except to the extent permitted by subsection 5.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been or will be filed on or before the date due, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.8 PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS; MATERIAL
    CONTRACTS.

    A. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

    B. Neither Company nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

    C. All Material Contracts of Company and its Subsidiaries are in full force and effect and no material defaults currently exist thereunder.

4.9 GOVERNMENTAL REGULATION.

            Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness (other than with respect to Regulated Subsidiaries, applicable Healthcare Regulations) or which may otherwise render all or any portion of the Obligations unenforceable.

4.10 SECURITIES ACTIVITIES.

     A. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

     B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection
6.4 or 6.9 or subject to any restriction contained in any agreement or instrument between Company and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of subsection 7.2, will be Margin Stock.

4.11 EMPLOYEE BENEFIT PLANS.

     A. Each Employer Benefit Plan is in substantial compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan. Company, each of its Subsidiaries and each of their respective ERISA Affiliates have performed substantially all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

     B. No ERISA Event has occurred or is reasonably expected to occur.

     C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 4.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company or any of its Subsidiaries.

     D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $1,000,000.

     E. Neither the Company nor any Subsidiary contributes to, or has ever contributed to any Multiemployer Plan.

4.12 CERTAIN FEES.

     No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.


4.13  ENVIRONMENTAL PROTECTION.

          Except as set forth in Schedule 4.13 annexed hereto:

          (i) neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to
     (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

          (ii) neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section
     9604) or any comparable state law;

          (iii) there are and, to Company's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

     (iv) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect.

     Notwithstanding anything in this subsection 4.13 to the contrary, no event or condition has occurred or is occurring with respect to the past or present activities of Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity, including any matter disclosed on Schedule 4.13 annexed hereto, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

4.14 EMPLOYEE MATTERS.

     There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

4.15 SOLVENCY.

     Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

4.16 MATTERS RELATING TO COLLATERAL.

     A. CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by the Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 3.1J, 5.8 and 5.9 and (ii) the delivery to Facility Manager of any Pledged Collateral not delivered to Facility Manager at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Facility Manager for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Facility Manager for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Facility Manager.

     B. GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any Governmental Entity is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Facility Manager pursuant to any of the Collateral Documents or (ii) the exercise by Facility Manager of any



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rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 4.16A, except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities and except for such authorizations, approvals, notices, filings or other actions as may be required under any Healthcare Regulations in connection with the pledge of the shares of Regulated Subsidiaries all of which authorizations, approvals, notices, filings or other actions have been made or obtained or will be made or obtained as soon as practicable after the Closing Date, but in any event within ten Business Days thereafter, or in connection with the exercise by Facility Manager of any rights or remedies in respect of any Collateral.

     C. ABSENCE OF THIRD-PARTY FILINGS. Except such as may have been filed in favor of Facility Manager as contemplated by subsection 4.16A, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

     D. MARGIN REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

     E. INFORMATION REGARDING COLLATERAL. All information supplied to Facility Manager by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

4.17 RELATED AGREEMENTS.

     A. DELIVERY OF RELATED AGREEMENTS. Company has delivered to Lenders complete and correct copies of each Related Agreement and of all exhibits and schedules thereto.

     B. WARRANTIES OF TPG OXFORD. To the knowledge of Company and except to the extent otherwise set forth herein or in the schedules hereto, each of the representations and warranties given by TPG Oxford to Company in the Investment Agreement is true and correct in all material respects as of the date hereof (or as of any earlier date to which such representation and warranty specifically relates) and will be true and correct in all material respects as of the Closing Date (or as of such earlier date, as the case may be ), in each case subject to the qualifications set forth in the schedules to the Investment Agreement.

     C. WARRANTIES OF COMPANY. Subject to the qualifications set forth therein, each of the representations and warranties given by Company in the Investment Agreement is true and correct in all material respects as of the date thereof and will be true and correct in all material respects as of the Closing Date.

     D. SURVIVAL. The representations and warranties of TPG Oxford and Company set forth in subsections 4.17B and 4.17C, respectively, shall, solely for purposes of this Agreement, survive the Closing Date for the benefit of Lenders.

4.18 DISCLOSURE.

     No representation or warranty of Company or any of its Subsidiaries contained in any Loan Document or Related Agreement, the Form 10-K, the Form 8-K or the Offering Memorandum or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any of its Subsidiaries pursuant to this Agreement or the Related Agreements contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.


SECTION 5. COMPANY'S AFFIRMATIVE COVENANTS

     Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 5.

5.1 FINANCIAL STATEMENTS AND OTHER REPORTS.

     Company will maintain, and cause each of its Restricted Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Facility Manager and Lenders:

          (i) Monthly Financials: as soon as available and in any event within 45 days after the end of each month ending after the Closing Date, the consolidated balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated and consolidating (to the extent such consolidating statements are prepared by Company for internal purposes) statements of operations, stockholders' equity and cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

          (ii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each Fiscal Quarter, (a) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of operations, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

          (iii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of operations, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of

     Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of KPMG Peat Marwick LLP or other independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to Facility Manager, which report shall be unqualified and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

          (iv) Officers' and Compliance Certificates: together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (ii) and (iii) above, (a) an Officers' Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 6 and setting forth the information as to Post-Closing Contributions as described in the definition of "Excluded Asset Sales";

          (v) Accountants' Certification: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of

     Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

          (vi) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

          (vii) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Entity or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

          (viii) Events of Default, etc.: promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Facility Manager) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 7.2,
     (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default,



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     default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

          (ix) Litigation or Other Proceedings: promptly upon any officer of Company obtaining knowledge of (X) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries (collectively, "PROCEEDINGS") not previously disclosed in writing by Company to Lenders or (Y) any material development in any Proceeding that, in any case:

                (1) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

                (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

     written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, Company or any of its Subsidiaries equal to or greater than $10,000,000 (except for frivolous assertions of damages), and promptly after request by Facility Manager such other information as may be reasonably requested by Facility Manager to enable Facility Manager and its counsel to evaluate any of such Proceedings;

          (x) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

          (xi) ERISA Notices: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Facility Manager shall reasonably request;

     (xii) Financial Plans: as soon as practicable and in any event no later than 30 days prior to the beginning of each Fiscal Year, a consolidated and consolidating plan and financial forecast for such Fiscal Year (the "FINANCIAL PLAN" for such Fiscal Year), including (a) forecasted consolidated and consolidating balance sheets and forecasted consolidated and consolidating statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated and consolidating statements of income and cash flows of Company and its Subsidiaries for each month of each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (c) the amount of forecasted unallocated overhead for each such Fiscal Year, and (d) such other information and projections as any Lender may reasonably request;

          (xiii) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Facility Manager outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

          (xiv) Board of Directors: with reasonable promptness, written notice of any change in the Board of Directors;

          (xv) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 4.1D annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 4.1D annexed hereto for all purposes of this Agreement);

          (xvi) Health Care Compliance: promptly upon any officer of Company obtaining knowledge of (i) any material claim, complaint, notice or request for information received by Company or any of its Subsidiaries with respect to compliance with Healthcare Regulations relating to the delivery of healthcare services of the type provided by Company or any of its Subsidiaries and payment therefor (excluding malpractice claims and routine license and certification surveys, unless such surveys include a recommendation that the Medicare, Medicaid or comparable state program certification or license of a Facility should be terminated, revoked or suspended), including, but not limited to, any violation or alleged violation of any federal, state or local statute, regulation or ordinance, including without limitation any Healthcare Regulation, relating to the delivery of medical services and payment therefor, including, but not limited to, the requirements set forth under federal Medicare and Medicaid



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    statutes, 42 U.S.C. Section Section  1320a-7, 1320a-7a, 1320a-7b and 1395nn,
     and the regulations promulgated thereunder and related state or local statutes or regulations (or any successor federal or state statute or regulation) or (ii) the suspension, termination, revocation or restriction or proposed suspension, termination, revocation or restriction of any material Healthcare Authorization by any Governmental Entity;

          (xvii) UCC Search Report: as promptly as practicable after the date of delivery to Facility Manager of any UCC financing statement executed by any Loan Party pursuant to subsection 3.1J(iv) or 5.8A, copies of completed UCC searches evidencing the proper filing, recording and indexing of all such UCC financing statement and listing all other effective financing statements that name such Loan Party as debtor, together with copies of all such other financing statements not previously delivered to Facility Manager by or on behalf of Company or such Loan Party; and

          (xviii) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

5.2 CORPORATE EXISTENCE, ETC.

     (a) Except as permitted under subsection 6.11, Company will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business; provided, however, that neither Company nor any of its Restricted Subsidiaries shall be required to preserve any such right or franchise if the Board of Directors of Company or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Restricted Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Restricted Subsidiary or Lenders.

     (b) Company will, and will cause each of its Restricted Subsidiaries to, at all times preserve and maintain and keep in full force and effect all Healthcare Authorizations, except where the failure to do so would not result in a Material Adverse Effect.

5.3 PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION.

     A. Company will, and will cause each of its Restricted Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by



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appropriate proceedings promptly instituted and diligently conducted, so long as (1) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

     B. Company will not, nor will it permit any of its Restricted Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

5.4  MAINTENANCE OF PROPERTIES; INSURANCE.

     A. MAINTENANCE OF PROPERTIES. Company will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Restricted Subsidiaries (including all intellectual property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

     B. INSURANCE. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Each such policy of insurance shall (a) name Facility Manager for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Facility Manager, that names Facility Manager for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $1,000,000 and provides for at least 30 days prior written notice to Facility Manager of any modification or cancellation of such policy.

5.5  INSPECTION RIGHTS; LENDER MEETING.

     A. INSPECTION RIGHTS. Company shall, and shall cause each of its Restricted Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or of any of its Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such



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discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

     B. LENDER MEETING. Company will, upon the request of Facility Manager or Requisite Lenders, participate in a meeting of Facility Manager and Lenders once during each Fiscal Year to be held at Company's corporate offices (or at such other location as may be agreed to by Company and Facility Manager) at such time as may be agreed to by Company and Facility Manager.

5.6 COMPLIANCE WITH LAWS, ETC.

     Company shall comply, and shall cause each of its Restricted Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Entity (including without limitation all Healthcare Regulations and Environmental Laws), except (i) where compliance therewith is contested reasonably and in good faith by appropriate proceedings, (ii) where, in the case of any non-compliance known to an officer of the Company, corrective actions are being taken with respect thereto, or (iii) for such noncompliance as could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.




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5.7  ENVIRONMENTAL REVIEW AND INVESTIGATION, DISCLOSURE, ETC.; COMPANY'S
     ACTIONS REGARDING HAZARDOUS MATERIALS ACTIVITIES, ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS.

     A. ENVIRONMENTAL REVIEW AND INVESTIGATION. Company agrees that Facility Manager may, upon an Event of Default or upon a reasonable belief that an event has occurred that could result in a material Environmental Claim or in a Material Adverse Effect, (i) retain, at Company's expense, an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for Company and (ii) conduct its own investigation of any Facility; provided that, in the case of any Facility no longer owned, leased, operated or used by Company or any of its Restricted Subsidiaries, Company shall only be obligated to use reasonable efforts to obtain permission for Facility Manager's professional consultant to conduct an investigation of such Facility. For purposes of conducting such a review and/or investigation, Company hereby grants to Facility Manager and its agents, employees, consultants and contractors the right to enter into or onto any Facilities currently owned, leased, operated or used by Company or any of its Restricted Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Company and Facility Manager, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility. Company and Facility Manager hereby acknowledge and agree that any report of any investigation conducted at the request of Facility Manager pursuant to this subsection 5.7A will be obtained and shall be used by Facility Manager and Lenders for the purposes of Lenders' internal credit decisions, to monitor and police the Loans and to protect Lenders' security interests, if any, created by the Loan Documents. Facility Manager agrees to deliver a copy of any such report to Company with the understanding that Company acknowledges and agrees that (x) it will indemnify and hold harmless Facility Manager and each Lender from any costs, losses or liabilities relating to Company's use of or reliance on such report,
(y) neither Facility Manager nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to Company, neither Facility Manager nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

     B. ENVIRONMENTAL DISCLOSURE.  Company will deliver to Facility Manager and
Lenders:

          (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character in its possession or control, whether prepared by personnel of



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     Company or any of its Restricted Subsidiaries or by independent consultants, Governmental Entities or any other Persons, with respect to significant environmental matters at any Facility which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

          (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any Governmental Entity under any applicable Environmental Laws, (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (c) Company's discovery of any material occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws.

          (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (b) any Release required to be reported to any Governmental Entity, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

          (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Restricted Subsidiaries that could reasonably be expected to (1) expose Company or any of its Restricted Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Restricted Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Company or any of its Restricted Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Restricted Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.




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     (v) Other Information.  With reasonable promptness, such other documents and information as from time to time may be reasonably requested by Facility Manager in relation to any matters disclosed pursuant to this subsection 5.7.

     C. COMPANY'S ACTIONS REGARDING HAZARDOUS MATERIALS ACTIVITIES, ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS.

          (i) Remedial Actions Relating to Hazardous Materials Activities. Company shall promptly undertake, and shall cause each of its Restricted Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a risk of giving rise to a Material Environmental Claim. In the event Company or any of its Restricted Subsidiaries undertakes any such action with respect to any Hazardous Materials, Company or such Restricted Subsidiary shall conduct and complete such action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all Governmental Entities except when, and only to the extent that, Company's or such Restricted Subsidiary's liability with respect to such Hazardous Materials Activity is being contested in good faith by Company or such Restricted Subsidiary.

          (ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Company shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or its Restricted Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and
     (ii) make an appropriate response to any Environmental Claim against Company or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.




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5.8  EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL
     DOCUMENTS BY CERTAIN SUBSIDIARIES AND FUTURE SUBSIDIARIES; SECURITY INTEREST IN TRADEMARKS.

     A. EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS. In the event that (i) any Person becomes a Restricted Subsidiary which is a Significant Subsidiary of Company or any of its Restricted Subsidiaries after the date hereof other than any such Restricted Subsidiary which is a Regulated Subsidiary which is prohibited from undertaking the actions described below because of applicable regulatory restrictions, (ii) Company or any of its Restricted Subsidiaries transfers or causes to be transferred in one or a series of transactions (whether or not related), any assets, businesses, divisions, real property or equipment having an aggregate fair market value (as determined in good faith by the Board of Directors) in excess of $2,000,000 to any Restricted Subsidiary that is not a Subsidiary Guarantor or to any Regulated Subsidiary (other than in connection with a Permitted Investment) or (iii) any Restricted Subsidiary of Company that is not a Subsidiary Guarantor guarantees any Indebtedness of Company or pledges any of its assets to secure any Indebtedness of Company other than the Indebtedness under this Agreement, Company will promptly notify Facility Manager of that fact and (1) execute, or cause the applicable Restricted Subsidiary to execute, a Pledge Amendment (as such term is defined in the Company Pledge Agreement and Subsidiary Pledge Agreements) and (2) cause such new Restricted Subsidiary to execute and deliver to Facility Manager a counterpart of the Subsidiary Guaranty and a Subsidiary Pledge Agreement, a Subsidiary Security Agreement and a Subsidiary Trademark Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 3.1J) as may be necessary or, in the opinion of Facility Manager, desirable to create in favor of Facility Manager, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Restricted Subsidiary described in the applicable forms of Collateral Documents.

     B. SUBSIDIARY CHARTER DOCUMENTS, LEGAL OPINIONS, ETC. Company shall deliver to Facility Manager, together with such Loan Documents, (i) certified copies of such Restricted Subsidiary's Certificate or Articles of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Facility Manager, (ii) a copy of such Restricted Subsidiary's Bylaws, certified by its corporate secretary or an assistant secretary as of a recent date prior to their delivery to Facility Manager,
(iii) a certificate executed by the secretary or an assistant secretary of such Restricted Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors of such Restricted Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force



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





and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Restricted Subsidiary executing such Loan Documents, and (iv) a favorable opinion of counsel to such Restricted Subsidiary, in form and substance satisfactory to Facility Manager and its counsel, as to (a) the due organization and good standing of such Restricted Subsidiary, (b) the due authorization, execution and delivery by such Restricted Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Restricted Subsidiary, (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Facility Manager may reasonably request, all of the foregoing to be satisfactory in form and substance to Facility Manager and its counsel.

     C. COMPANY TRADEMARK SECURITY AGREEMENT. In the event that Company registers the name "Oxford" or "Oxford Health" or any similar trademark, trade name, service mark, corporate name or other intangible asset with the United States Patent & Trademark Office or otherwise acquires any material intellectual property rights, Company will promptly notify Facility Manager of that fact and execute the Company Trademark Security Agreement, or deliver an amended schedule to the Company Trademark Security Agreement to Facility Manager, and take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 3.1J) as may be necessary or, in the opinion of Facility Manager, desirable to create in favor of Facility Manager, for the benefit of Lenders, a valid and perfected First Priority Lien on all of such intellectual property assets of Company.


5.9 CONFORMING LEASEHOLD INTERESTS; MATTERS RELATING TO ADDITIONAL REAL PROPERTY COLLATERAL.

     A. CONFORMING LEASEHOLD INTERESTS. If Company or any of its Restricted Subsidiaries acquires any Leasehold Property, Company shall, or shall cause such Restricted Subsidiary to, use its best efforts (without requiring Company or such Restricted Subsidiary to relinquish any material rights or incur any material obligations or to expend more than a nominal amount of money over and above the reimbursement, if required, of the landlord's out-of-pocket costs, including attorneys fees) to cause such Leasehold Property to be a Conforming Leasehold Interest.

     B. ADDITIONAL MORTGAGES, ETC. From and after the Closing Date, in the event that (i) Company or any Subsidiary Guarantor which is a Significant Subsidiary acquires any fee interest in any Real Property Asset or any Leasehold Property or (ii) at the time any Person becomes a Subsidiary Guarantor which is a Significant Subsidiary, such Person holds or owns any fee interest in any Real Property Asset or any leasehold interest in any Leasehold Property, in either case excluding any Real Property Asset or Leasehold Property the encumbrancing of which is prohibited by regulatory restrictions applicable to such Subsidiary Guarantor or which requires the consent of any applicable lessor or (in the case of clause (ii) above) then-existing senior lienholder, where Company and its Subsidiaries are unable to obtain such lessor's or senior lienholder's consent (any such non-excluded Real Property Asset or Leasehold Property described in the foregoing clause (i) or (ii) being an "ADDITIONAL MORTGAGED PROPERTY"), Company or such Subsidiary Guarantor shall promptly notify Facility Manager of the acquisition of such Additional Mortgaged Property or such Subsidiary Guarantor and, upon request, of Facility Manager, shall deliver to Facility Manager, as soon as practicable thereafter, the following:

          (i) Additional Mortgage. A fully executed and notarized Mortgage (an "ADDITIONAL MORTGAGE"), duly recorded in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property;

          (ii) Opinions of Counsel. (a) A favorable opinion of counsel to such Loan Party, in form and substance reasonably satisfactory to Facility Manager and its counsel, as to the due authorization, execution and delivery by such Loan Party of such Additional Mortgage and such other matters as Facility Manager may reasonably request, and (b) if required by Facility Manager, an opinion of counsel (which counsel shall be reasonably satisfactory to Facility Manager) in the state in which such Additional Mortgaged Property is located with respect to the enforceability of such Additional Mortgage and such other matters (including any matters governed by the laws of such state regarding personal property security interests in respect of any Collateral) as Facility Manager may reasonably request, in each case in form and substance reasonably satisfactory to Facility Manager;

          (iii) Landlord Consent and Estoppel; Recorded Leasehold Interest. In the case of an Additional Mortgaged Property consisting of a Leasehold Property, (a) a Landlord Consent and Estoppel and (b) evidence that such Leasehold Property is a Recorded Leasehold Interest;

          (iv) Title Insurance. (a) If required by Facility Manager, an ALTA mortgagee title insurance policy or an unconditional commitment therefor (an "ADDITIONAL MORTGAGE POLICY") issued by the a title company satisfactory to Facility Manager with respect to such Additional Mortgaged Property, in an amount satisfactory to Facility Manager, insuring fee simple title to, or a valid leasehold interest in, such Additional Mortgaged Property vested in such Loan Party and assuring Facility Manager that such Additional Mortgage creates a valid and enforceable First Priority mortgage Lien on such Additional Mortgaged Property, subject only to a standard survey exception, which Additional Mortgage Policy (1) shall include an endorsement for mechanics' liens, for future advances under this Agreement and for any other matters reasonably requested by Facility Manager and (2) shall provide for affirmative insurance



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    and  such reinsurance as Facility Manager may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Facility
     Manager; and (b) evidence satisfactory to Facility Manager that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Additional Mortgage Policy and (ii) paid to the Title Company or to the appropriate Governmental Entities all expenses and premiums of the Title Company in connection with the issuance of the Additional Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Additional Mortgage in the appropriate real estate records;

          (v) Title Report. If no Additional Mortgage Policy is required with respect to such Additional Mortgaged Property, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the date such Additional Mortgage is to be recorded and satisfactory in form and substance to Facility Manager;

          (vi) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Additional Mortgage Policy or title report delivered pursuant to clause (v) or (vi) above; and

          (vii) Environmental Audit. If required by Facility Manager, reports and other information, in form, scope and substance satisfactory to Facility Manager and prepared by environmental consultants satisfactory to Facility Manager, concerning any environmental hazards or liabilities to which Company or any of its Subsidiaries may be subject with respect to such Additional Mortgaged Property.


5.10 CERTAIN PRO FORMA CONSOLIDATING BALANCE SHEETS.

     Company shall deliver to Lenders no later than May 19, 1998, a pro forma consolidating balance sheet of Company and its Subsidiaries as at March 31, 1998, prepared in accordance with GAAP and reflecting the consummation of the transactions contemplated by the Loan Documents and the Related Agreements, which pro forma financial statements shall be in form and substance satisfactory to Lenders.


SECTION 6. COMPANY'S NEGATIVE COVENANTS

     Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6.




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6.1  RESTRICTED PAYMENTS.

     (a) Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (i) declare or pay any dividend or make any payment or distribution on account of Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Company (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Company or dividends or distributions payable to Company or any Wholly Owned Subsidiary of Company) or dividends payable in shares of Preferred Stock in accordance with the terms and conditions of the Preferred Stock as in effect on the Closing Date); or make any payment (other than in Equity Interests (other than Disqualified Stock)) in connection with any settlement or resolution of any Non-Insurance Litigation involving Company or any of its Restricted Subsidiaries (excluding Qualified Insurance Payments);

          (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Company or any Restricted Subsidiary of Company (other than any such Equity Interests owned by Company or, to the extent permitted under the definition of Permitted Investments, any other Restricted Subsidiary of Company);

          (iii) prepay, purchase, redeem, defease or otherwise acquire or retire for value prior to its stated maturity (x) any Indebtedness that is subordinated to the Loans, (y) any Senior Notes or (z) with respect to prepayments, purchases, redemptions, defeasance or other acquisitions or retirements for value by Company, any Indebtedness of any Restricted Subsidiary; or

          (iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "RESTRICTED PAYMENTS"), unless, at the time of and after giving effect to such Restricted Payment:

          (A) no Event of Default or Potential Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (B) (i) at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four Fiscal Quarter period, the Fixed Charge Coverage Ratio for Company's most recently ended four-full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such Restricted Payment is made would have been at least 2.25:1.00; and (ii) such Restricted Payment, together with the aggregate of all other Restricted Payments made by Company and its Restricted Subsidiaries during such four-Fiscal Quarter period, shall not exceed 50% of Consolidated Net Income of Company for the most recently ended four-Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such Restricted Payment is made.

     (b) Subsection 6.1(a) shall not prohibit:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement;

          (ii) the making of any Restricted Payment (other than the payment of a dividend) in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Company) of, or from substantially concurrent additional capital contributions in respect of, Equity Interests of Company (other than Disqualified Stock);

          (iii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Company) of, or from substantially concurrent additional capital contributions in respect of, other Equity Interests of Company (other than any Disqualified Stock);

          (iv) the defeasance, redemption or repurchase of subordinated Indebtedness or any Senior Notes with the net cash proceeds from (x) an incurrence of Permitted Refinancing Indebtedness or (y) the substantially concurrent sale (other than to a Subsidiary of Company) of, or from substantially concurrent additional capital contributions in respect of, Equity Interests of Company (other than Disqualified Stock);

          (v) an exchange of Disqualified Stock for Disqualified Stock that constitutes Permitted Refinancing Indebtedness; and

          (vi) any dividend or other distribution made by any Wholly Owned Subsidiary of Company to Company;

provided, however, that in the case of any transaction described in clauses
(ii) through (vi) of this subsection 6.1(b) no Event of Default or Potential Event of Default shall have occurred and be continuing immediately after such transaction.




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     (c) The Board of Directors may designate any Subsidiary other than a
Principal Subsidiary to be an Unrestricted Subsidiary if such designation would not cause an Event of Default or Potential Event of Default. For purposes of making such determination, all outstanding Investments after the Closing Date by Company and its Restricted Subsidiaries (except to the extent repaid in Cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under subsection 6.1(a). Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     (d) The amount of all Restricted Payments (other than Cash) will be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to Facility Manager) on the date of the Restricted Payment of the asset(s) proposed to be transferred by Company or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, Company will deliver to Facility Manager an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this subsection 6.1 were computed, which calculations may be based upon Company's latest available financial statements.

6.2 INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK.

     (a) Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "INCUR") any Indebtedness (including Acquired Indebtedness) and Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if: (i) the Fixed Charge Coverage Ratio for Company's most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00:1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and (ii) no Event of Default or Potential Event of Default will have occurred and be continuing or would occur as a consequence thereof.

     (b) Subsection 6.2(a) shall not apply to:

          (i) the incurrence by Company of Indebtedness under this Agreement or by Subsidiary Guarantors under the Subsidiary Guaranty;




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          (ii) the incurrence by Company of Indebtedness represented by the
     Senior Notes in an original principal amount not in excess of $200,000,000 minus the amount of any prepayments, redemptions, repurchases, defeasances or other acquisitions or retirements for value by Company or any of its Restricted Subsidiaries of such Senior Notes (other than any exchanges of such Senior Notes made pursuant to the Registration Rights Agreement dated as of May 13, 1998 between Company and Donaldson, Lufkin & Jenrette Securities Corporation);

          (iii) all Existing Indebtedness;

          (iv) the incurrence by Company or its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, Purchase Money Obligations or similar financing transactions relating to its properties, assets and rights acquired after the Closing Date; provided that the aggregate principal amount of such Indebtedness under this clause does not exceed 100% of the cost of such properties, assets and rights;

          (v) the incurrence by Company or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness of such entity permitted under this Agreement;

          (vi) other than with respect to the incurrence of any Indebtedness which would constitute a Permitted Investment, the incurrence by Company or any Subsidiary Guarantors which are not Regulated Subsidiaries or, to the extent required to comply with applicable regulatory requirements, any other Restricted Subsidiary of intercompany Indebtedness between or among Company and any such Subsidiary Guarantors and any such Restricted Subsidiaries or between or among any such Subsidiary Guarantors and any such Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Subsidiary Guarantor which is not a Regulated Subsidiary or, unless required to comply with applicable regulatory requirements, other Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Company or a Subsidiary Guarantor which is not a Regulated Subsidiary or, unless required to comply with applicable regulatory requirements, other Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by Company or such Subsidiary Guarantor or such Restricted Subsidiary, as the case may be;

          (vii) the incurrence, assumption or creation of Hedging Obligations of Company or a Restricted Subsidiary pursuant to interest rate protection obligations, but only to the extent that the stated aggregate notional amounts of such obligations do not



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     exceed 100% of the aggregate principal amount of the Indebtedness covered by such interest rate protection obligations;

          (viii) the incurrence by Company or any Restricted Subsidiaries of Indebtedness in an aggregate amount of up to $10,000,000 constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims;

          (ix) the incurrence by Company or any Restricted Subsidiaries of obligations in an aggregate amount of up to $2,000,000 in respect of performance and surety bonds and completion guarantees provided by Company or any Restricted Subsidiaries in the ordinary course of business;

          (x) the incurrence or assumption by Company or any Restricted Subsidiaries of Indebtedness arising from agreements of Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed by Company or a Restricted Subsidiary in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition or otherwise; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Company and its Restricted Subsidiaries in connection with such disposition; and

          (xi) the incurrence by Company and any Subsidiary Guarantors which are not Regulated Subsidiaries and, to the extent required to comply with applicable regulatory requirements, other Restricted Subsidiaries, of Indebtedness in an aggregate principal amount of up to $25,000,000, which shall be in addition to amounts which may be incurred pursuant to clauses
     (i) through (x) of this subsection 6.2(b).

     (c) Notwithstanding any other provision of this subsection 6.2, a Guarantee of Indebtedness permitted under this Agreement at the time such Indebtedness was incurred will not constitute a separate incurrence of Indebtedness.

     (d) In the event that Indebtedness falls within more than one category of permitted Indebtedness under this Agreement, Company will determine the applicable category and such Indebtedness will only be counted once. If Indebtedness is issued at less than the principal amount thereof, the amount of such Indebtedness for purposes of the above limitations shall equal the amount of the liability as determined in accordance with GAAP. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional



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Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     (e) Company shall not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt; provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an incurrence of Indebtedness by Company or a Restricted Subsidiary.

6.3 SALE AND LEASEBACK TRANSACTIONS.

     Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if (i) Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in subsection 6.2 and (b) incurred a Lien to secure such Indebtedness pursuant to subsection 6.4,
(ii) the net cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to Facility Manager) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, subsection 6.9.

6.4 LIENS.

     Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien securing Indebtedness of any kind (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired, or upon any income or profits therefrom, or assign or convey any right to receive income therefrom, unless contemporaneously therewith effective provision is made to secure the Obligations on an equal and ratable basis with the Indebtedness so secured for so long as such Indebtedness is secured by such Lien.

6.5 LIMITATION ON SALE OF STOCK OR ASSETS OF PRINCIPAL SUBSIDIARIES.

     (a) Company shall not, and shall not permit any Subsidiary to, directly or indirectly, sell, transfer, convey or otherwise dispose of (other than to Company or a Restricted Subsidiary that is a Wholly Owned Subsidiary of Company) any Capital Stock of a Principal Subsidiary or any Securities convertible into or warrants, rights or options to subscribe for Capital Stock of any Principal Subsidiary.

     (b) Company shall not permit any Principal Subsidiary to issue, sell, transfer, convey or otherwise dispose of (other than to Company or a Restricted Subsidiary that is a



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Wholly Owned Subsidiary of Company) any of its Capital Stock or Securities
convertible into, or rights, warrants or options to subscribe for, its Capital Stock.

     (c) Company shall not permit any Principal Subsidiary to sell, transfer, convey or otherwise dispose of any of its group contracts or subscriber contracts relating to commercial group health benefit plans, whether or not such sale, transfer, conveyance or other disposition may be otherwise permitted by any other provision of this Agreement.

6.6 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES.

     Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (i) (x) pay dividends or make any other distributions to Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any Indebtedness owed to Company or any of its Restricted Subsidiaries; (ii) make loans or advances to Company or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

          (a) Existing Indebtedness as in effect on the Closing Date;

          (b) this Agreement and the other Loan Documents;

          (c) the Senior Note Indenture and the Senior Notes, in each case as in effect on the Closing Date;

          (d) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (e) Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired;

          (f) customary non-assignment provisions in licenses, leases and agreements relating to intellectual property entered into in the ordinary course of business and consistent with past practices;




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     (g) agreements relating to the financing of the acquisition of real or tangible personal property acquired after the Closing Date; provided that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Purchase Money Lien;

          (h) any law or any governmental regulation or order or pursuant to any agreement or understanding with any Governmental Entity; provided that, if such order would prevent Company from making a payment under this Agreement, Company has used its reasonable efforts to have any such order diminished or removed by any Governmental Entity authorized to do so and to obtain any exemptive orders from the relevant Governmental Entity with respect to such encumbrance or restriction to the extent such exemptive orders are reasonably practicable under applicable laws and regulations; or

          (i) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

6.7 TRANSACTIONS WITH AFFILIATES.

     Company shall not, and shall not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "AFFILIATE TRANSACTION"), unless:

          (i) such Affiliate Transaction is in the ordinary course of business;

          (ii) the terms of such Affiliate Transaction are fair and reasonable to Company or such Restricted Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties; and

          (iii) Company delivers to Facility Manager: (a) with respect to any Affiliate Transaction entered into after the Closing Date involving aggregate consideration in excess of $1,000,000, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and (b) with respect to any Affiliate Transaction



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     involving aggregate consideration in excess of $5,000,000, an opinion as to the fairness to Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm or appraisal firm of national standing;

provided that the following will not be deemed to be Affiliate Transactions:
(1) the transactions contemplated by the Investment Agreement and the TPG Securities or any exchange of Disqualified Stock under subsection 6.1(b)(v) or amendment to the Certificates of Designations in lieu of any such exchange; (2) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers and directors of Company or any Restricted Subsidiary as determined in good faith by the appropriate Board of Directors or senior management; (3) transactions with customers, clients, suppliers, Joint Venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to Joint Venture agreements) and otherwise in compliance with this Agreement and which comply with the terms of clause (ii) above; (4) transactions constituting Permitted Investments; (5) any employment agreement entered into by Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Company or such Restricted Subsidiary (including, without limitation, any such employment agreements entered into prior to the Closing
Date); and (6) transactions between or among Company and/or its Restricted Subsidiaries.

6.8 LIMITATION AS TO UNRESTRICTED SUBSIDIARIES.

     Company shall not permit any Unrestricted Subsidiary to create, assume, incur, guarantee or otherwise become liable in respect of any Indebtedness except Non-Recourse Debt; provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an issuance of Indebtedness by Company or a Restricted Subsidiary subject to subsection 6.2. Company and its Restricted Subsidiaries will not designate, create or purchase any Unrestricted Subsidiary, unless the Board of Directors shall have made a determination (as set forth in the resolution approving such designation, creation or purchase) that the designation, creation and operation of the Unrestricted Subsidiary is not reasonably expected to materially and adversely affect the financial condition, business or operations of Company and its Restricted Subsidiaries taken together as a whole (which resolution shall be conclusive evidence of compliance with this provision).




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6.9 LIMITATION ON SALE OF ASSETS.

     (a) Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests sold or otherwise disposed of and, in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to Company or such Restricted Subsidiary in any material respect than the then prevailing market conditions (evidenced in each case by a resolution of the Board of Directors of such entity set forth in an Officers' Certificate delivered to Facility Manager) and
(ii) at least 75% (100% in the case of lease payments) of the consideration therefor received by Company or such Restricted Subsidiary is in the form of Cash or Cash Equivalents; provided that the amount of any liabilities (as shown on the most recent balance sheet of Company or such Restricted Subsidiary) of Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations or to a Restricted Subsidiary's Subsidiary Guaranty thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Company or such Restricted Subsidiary from further liability shall be deemed to be Cash for the purposes of clause (ii).

     (b) With respect to the consideration Company or any of its Restricted Subsidiaries may receive in connection with any Asset Sale or Excluded Asset
Sale:

          (1) Not less than 75% (100% in the case of lease payments) of the consideration received by Company or such Restricted Subsidiary in connection with such Asset Sale or Excluded Asset Sale is in the form of Cash or Cash Equivalents; provided, however, that (i) any sale by Company or any Restricted Subsidiary of the Capital Stock or assets of FPA Medical Management, Inc. shall be for Cash only; (ii) at least 50% of the consideration received by Company or any Restricted Subsidiary from the sale of the Capital Stock or assets of Oxford Specialty and Oxford Health Plans (NH), Inc. shall be Cash or Marketable Securities; (iii) there shall be no restrictions on the consideration received by Company or any of its Restricted Subsidiaries from the sale of the Capital Stock or assets of or Indebtedness issued by a Minority Investment or the New York, New Jersey, Florida or Pennsylvania Medicaid businesses, Oxford Health Plans (IL), Inc. or Oxford Health Plans (FL), Inc.; and (iv) the type of consideration received by Company or any of its Restricted Subsidiaries from all other Excluded Asset Sales shall be Cash only.

          (2) Company or the applicable Restricted Subsidiary shall sell for Cash all Marketable Securities received as consideration in an Asset Sale no later than the earlier of 60 days from receipt of such Marketable Securities and (y) the termination or expiration of any governmental limitation on such sale of Marketable Securities.




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          (3) Company shall cause its Restricted Subsidiaries to transfer to
     Company all Cash and non-cash consideration received by such Restricted Subsidiaries from Asset Sales and Excluded Asset Sales as promptly as practicable, except in the case of Asset Sales to the extent the proceeds thereof are applied pursuant to subsection 6.9(c)(1)(ii) or 6.9(c)(2); provided, however, that, with respect to any consideration received by Company (whether directly or from its Restricted Subsidiaries) in connection with any Asset Sale or Excluded Asset Sale, Company shall pledge such consideration pursuant to the Collateral Documents and shall take all actions necessary, including without limitation the execution and delivery of any amendments to any Collateral Documents and the filing of any UCC financing statements or amendments, to perfect or continue to perfect the security interests granted to Facility Manager on behalf of Lenders in such Collateral.

     (c) Within 364 days after the receipt of any Net Proceeds from an Asset Sale, Company or such Restricted Subsidiary, as the case may be, may (1) apply such Net Proceeds (i) to make an investment in, to make a capital expenditure relating to, or to acquire other tangible assets in, the commercial group health benefit business in New York, New Jersey or Connecticut, or (ii) to make capital contributions to Principal Subsidiaries covering commercial lives operating in New York, New Jersey or Connecticut, which contributions are required to be made under applicable Healthcare Regulations or requested in writing to be made by the applicable Healthcare Regulators, or (2) with respect to Net Proceeds received from an Asset Sale by a Regulated Subsidiary which are not permitted under applicable Healthcare Regulations to be distributed or otherwise transferred, to retain such Net Proceeds as capital of such Regulated Subsidiary. Any Net Proceeds from Asset Sales that are not applied or invested as provided in this subsection 6.9(c) shall, on the earlier of (i) the 365th day after such Asset Sale or (ii) such date as the Board of Directors of Company or such Restricted Subsidiary determines not to apply the Net Proceeds relating to such Asset Sale in the manner set forth above, be applied to the prepayment of the Loans at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of prepayment in accordance with the provisions of subsection 2.4B(ii).

6.10 LIMITATION ON BUSINESS ACTIVITIES.

     Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than (i) the Healthcare Service Business and such business activities incidental or related thereto and (ii) acting as a holding company for companies engaged in the business specified in (i) above.

6.11 MERGER, CONSOLIDATION OR SALE OF ASSETS.

     (a) Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not Company is the surviving



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corporation), or directly and/or indirectly through its Restricted Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets determined on a consolidated basis for Company and its Restricted Subsidiaries taken as a whole in one or more related transactions, to another corporation, Person or entity unless:

          (i) Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of one of the States of the United States of America or the District of Columbia;

          (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations of Company under the Loan Documents pursuant to an agreement or instrument in a form reasonably satisfactory to Facility Manager;

          (iii) immediately after such transaction no Event of Default or Potential Event of Default will occur and be continuing or result as a consequence thereof;

          (iv) except in the case of a merger of Company with or into a Wholly Owned Subsidiary of Company that is a Restricted Subsidiary, Company or the entity or Person formed by or surviving any such consolidation or merger (if other than Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four Fiscal Quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in subsection 6.2;

          (v) if any of the property or assets of Company would thereupon become subject to any Lien, the Obligations shall be secured equally and ratably with the obligation or liability secured by such Lien, unless Company could create such Lien without equally and ratably securing the Obligations;

          (vi) each Subsidiary Guarantor, unless a party to the transactions described above, shall have by supplemental agreement confirmed that its Subsidiary Guaranty shall apply to Company's or the surviving Person's Obligations under the Loan Documents;




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          (vii) the surviving corporation or the entity or Person formed by or surviving such consolidation or merger (if other than Company) or to which such sale, assignment, transfer, lease, conveyance or disposition will have been made shall not be subject to any Healthcare Regulations other than those Healthcare Regulations which were applicable to such surviving corporation, entity or Person prior to such consolidation or merger or such sale, assignment, transfer, lease, conveyance or disposition; and

          (viii) Company delivers to Facility Manager an Officers' Certificate and a legal opinion from counsel reasonably satisfactory to Facility Manager addressed to Facility Manager with respect to the foregoing matters.

     (b) Company shall not, in a single transaction or series of related transactions, permit any Subsidiary Guarantor to consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving corporation), or directly and/or indirectly to sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

          (i) such Subsidiary Guarantor is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of one of the states of the United States or the District of Columbia;

          (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations of such Subsidiary Guarantor under the Subsidiary Guaranty and any other Loan Documents pursuant to an agreement or instrument in a form reasonably satisfactory to Facility Manager;

          (iii) immediately after such transaction no Event of Default or Potential Event of Default will occur and be continuing or result as a consequence thereof;

          (iv) such Subsidiary Guarantor or the entity or Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately



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     preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four Fiscal Quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in subsection 6.2;

          (v) if any of the property or assets of such Subsidiary Guarantor would thereupon become subject to any Lien, the Obligations shall be secured equally and ratably with the obligation or liability secured by such Lien, unless such Subsidiary Guarantor could create such Lien without equally and ratably securing the Obligations;

          (vi) the surviving corporation or the entity or Person formed by or surviving such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or disposition will have been made shall not be subject to any Healthcare Regulations, other than those Healthcare Regulations which were applicable to such Subsidiary Guarantor prior to such consolidation or merger or such sale, assignment, transfer, lease, conveyance or disposition; and

          (vii) Company delivers to Facility Manager an Officers' Certificate and a legal opinion from counsel reasonably satisfactory to Facility Manager addressed to Facility Manager with respect to the foregoing matters.

     (c) In the event of a sale or disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise or a sale or other disposition of all of the Capital Stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of a merger, consolidation or otherwise, of all of the Capital Stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guaranty; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the provisions of subsection 6.9.

6.12 AMENDMENTS OR WAIVERS OF CERTAIN RELATED AGREEMENTS; AMENDMENTS OF DOCUMENTS RELATING TO THE SENIOR NOTES.

     A. AMENDMENTS OR WAIVERS OF CERTAIN RELATED AGREEMENTS. Neither Company nor any of its Restricted Subsidiaries will agree to any amendment to or waiver of its rights under, any Related Agreement (excluding any Related Agreement evidencing or governing the Senior Notes) after the Closing Date, which amendment or waiver, individually or in the aggregate with all other amendments and waivers, would reasonably be expected to have a material adverse effect on the Lenders under this Agreement, without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver.




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     B. AMENDMENTS OF DOCUMENTS RELATING TO THE SENIOR NOTES.  Company shall not, and shall not permit any of its Restricted Subsidiaries to, amend or otherwise change the terms of the Senior Notes, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Senior Notes, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the provisions of any guaranty thereof or change any collateral therefor (other than to release such guaranty or collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Senior Notes (or a trustee or other representative on their behalf) which would be adverse to Company or Lenders or to otherwise adversely affect the Lenders under this Agreement.

6.13 COMMERCIAL LIVES.

     Company shall not permit the aggregate number of individuals covered by group contracts or subscriber contracts relating to commercial group health benefit plans provided by the Principal Subsidiaries to be less than 800,000 at any time.


SECTION 7. EVENTS OF DEFAULT

     If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur and be continuing:

7.1  FAILURE TO MAKE PAYMENTS WHEN DUE.

     Failure by Company to pay any installment of principal of or premium on any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within 5 days after the date due; or




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7.2 DEFAULT IN OTHER AGREEMENTS.

          (i) Failure of Company or any of its Restricted Subsidiaries to pay when due any principal of or interest on one or more items of Indebtedness (other than Indebtedness referred to in subsection 7.1) in an aggregate principal amount of $10,000,000 or more; or (ii) breach or default by Company or any of its Restricted Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness in the aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

7.3 BREACH OF CERTAIN COVENANTS.

     Failure by Company to perform or comply with any term or condition contained in subsections 2.4B(ii)(a)-(d), 6.1, 6.9, 6.11 or 6.13; or

7.4 BREACH OF WARRANTY.

     Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

7.5 OTHER DEFAULTS UNDER LOAN DOCUMENTS.

     Company or any of its Restricted Subsidiaries shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 7, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of Company becoming aware of such default or (ii) receipt by Company of notice from Facility Manager or any Lender of such default; or

7.6 JUDGMENTS.

     Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $10,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has



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acknowledged coverage) shall be entered or filed against Company or any of its
Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 30 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

7.7 INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

     (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries) that would constitute a Significant Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed within 20 consecutive days; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries), would constitute a Significant Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries), would constitute a Significant Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries), would constitute a Significant Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries), would constitute a Significant Subsidiary), and any such event described in this clause (ii) shall continue for 20 consecutive days unless dismissed, bonded or discharged; or




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7.8 VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

     (i) Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries), would constitute a Significant Subsidiary) shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries), would constitute a Significant Subsidiary) shall make any assignment for the benefit of creditors; or (ii) Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries), would constitute a Significant Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company or any of its Significant Subsidiaries (or group of Restricted Subsidiaries (as of the latest audited consolidated financial statements for Company and its Subsidiaries), would constitute a Significant Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

7.9 FAILURE TO MAINTAIN HEALTHCARE AUTHORIZATIONS.

     Any material Healthcare Authorization of Company or any of its Principal Subsidiaries is suspended, rescinded, revoked or terminated and Company or such Principal Subsidiary is unable to remedy or otherwise correct the situation within any permitted time; or

7.10 INVALIDITY OR REPUDIATION OF SUBSIDIARY GUARANTY; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.

     At any time after the execution and delivery thereof, (i) the Subsidiary Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Documents in accordance with the terms hereof or thereof) or shall be declared null and void, or Facility Manager shall not have or shall cease to have a valid and perfected First Priority Lien in any significant part of the Collateral purported to be covered thereby or (iii) any Loan Party shall contest the validity



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or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is a party:

THEN: (i) upon the occurrence of any Event of Default described in subsection
7.7 or 7.8, each of (a) the unpaid principal amount of and premium, if any, and accrued interest on the Loans, and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, and (ii) upon the occurrence and during the continuation of any other Event of Default, Facility Manager shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable.

     Notwithstanding anything contained in the preceding paragraph, if at any time within 30 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Company shall pay all arrears of interest and all payments on account of principal and premium which shall have become due otherwise than as a result of such acceleration (with interest on principal and premium and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and premium and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 9.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Company, and such provisions shall not at any time be construed so as to grant Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Facility Manager or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.




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SECTION 8.THE AGENTS

8.1         APPOINTMENT.

     A. APPOINTMENT OF AGENT. Each Lender hereby appoints (i) DLJ Capital as Syndication Agent under this Agreement, and (ii) IBJ Schroder as Facility Manager under this Agreement. Each Lender hereby authorizes each Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents. Facility Manager agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 8 are solely for the benefit of the Agents and Lenders and Company shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.

     B. APPOINTMENT OF SUPPLEMENTAL COLLATERAL AGENTS. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Facility Manager deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Facility Manager appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "SUPPLEMENTAL COLLATERAL AGENT" and collectively as "SUPPLEMENTAL COLLATERAL AGENTS").

     In the event that Facility Manager appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Facility Manager with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Facility Manager or such Supplemental Collateral Agent, and (ii) the provisions of this Section 8 and of subsections 9.2 and 9.3 that refer to Facility Manager shall inure to the benefit of such




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


Supplemental Collateral Agent and all references therein to Facility Manager shall be deemed to be references to Facility Manager and/or such Supplemental Collateral Agent, as the context may require.

     Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Facility Manager for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Facility Manager. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Facility Manager until the appointment of a new Supplemental Collateral Agent.

8.2 POWERS AND DUTIES; GENERAL IMMUNITY.

     A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes Agents to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to each Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Agents shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Agents may exercise such powers, rights and remedies and perform such duties by or through their agents or employees. Agents shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agents any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

     B. NO RESPONSIBILITY FOR CERTAIN MATTERS. Agents shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Agents to Lenders or by or on behalf of Company to Agents or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Agents be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default.



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Anything contained in this Agreement to the contrary notwithstanding, Agents shall not have any liability arising from confirmations of the amount of outstanding Loans.

     C. EXCULPATORY PROVISIONS. None of the Agents nor any of their respective officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agents under or in connection with any of the Loan Documents except to the extent caused by Agent's gross negligence or willful misconduct. Agents shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Agents shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 9.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Agents shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Agents shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Agents as a result of Agents acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 9.6).

     D. AGENTS ENTITLED TO ACT AS LENDERS. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, either Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include such Agent in its individual capacity. Each Agent and its respective Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.




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8.3  REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR APPRAISAL OF
     CREDITWORTHINESS.

     Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Agents shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Agents shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

8.4 RIGHT TO INDEMNITY.

     Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Agents, to the extent that Agents shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agents in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in their capacity as Agents in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.




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8.5 SUCCESSOR AGENT.

     Either Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company, and either Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and such Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint an appropriate successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.




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8.6 COLLATERAL DOCUMENTS AND SUBSIDIARY GUARANTY.

     Each Lender hereby further authorizes Facility Manager, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under the Subsidiary Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Subsidiary Guaranty; provided that Facility Manager shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Subsidiary Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 9.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Facility Manager may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented or (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the capital stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Facility Manager and each Lender hereby agree that
(x) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised solely by Facility Manager for the benefit of Lenders in accordance with the terms thereof, and (y) in the event of a foreclosure by Facility Manager on any of the Collateral pursuant to a public or private sale, Facility Manager or any Lender may be the purchaser of any or all of such Collateral at any such sale and Facility Manager, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Facility Manager at such sale.





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SECTION 9.MISCELLANEOUS

9.1           ASSIGNMENTS AND PARTICIPATIONS IN LOANS.

     A. GENERAL. Subject to subsection 9.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Facility Manager and recorded in the Register as provided in subsection 9.1B(ii). Except as otherwise provided in this subsection 9.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, or the other Obligations owed to such Lender.




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B. ASSIGNMENTS.

          (i) Amounts and Terms of Assignments. Each Commitment, Loan or other Obligation may (a) be assigned in any amount to another Lender, to an Affiliate of the assigning Lender or another Lender or an Approved Fund, with the giving of notice to Company and Facility Manager or (b) be assigned in an aggregate amount of not less than $1,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans and other Obligations of the assigning Lender) to any other Eligible Assignee with the consent of Company and Facility Manager (which consent of Company and Facility Manager shall not be unreasonably withheld or delayed). To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Facility Manager, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $500 and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Facility Manager pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement,
     (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 9.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of any Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Note, if any, to Facility Manager for cancellation, and thereupon, unless otherwise requested by the assignee or the assigning Lender, new Notes shall be issued to the assignee and/or to the assigning Lender, substantially in the form of
     Exhibit III annexed hereto with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.

          (ii) Acceptance by Facility Manager; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation



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





     fee referred to in subsection 9.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Facility Manager pursuant to subsection 2.7B(iii)(a), Facility Manager shall, if Facility Manager and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 9.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Facility Manager to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Facility Manager shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 9.1B(ii).

     C. PARTICIPATIONS. The holder of any participation, other than an Affiliate of the Lender granting such participation or an Approved Fund of such Lender, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or
(ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, and all amounts payable by Company hereunder (including amounts payable to such Lender pursuant to subsections 2.6D and 2.7) shall be determined as if such Lender had not sold such participation. Company and each Lender hereby acknowledge and agree that, solely for purposes of subsections 9.4 and 9.5, (a) any participation will give rise to a direct obligation of Company to the participant and (b) the participant shall be considered to be a "Lender".

     D. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 9.1, (i) any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank, (ii) any Lender that is an investment fund that invests in bank loans may, without the consent of the Facility Manager or Company, pledge all or any portion of its Loans and its Notes to any trustee or any other representative of holders of obligations owed or securities issued by such investment fund as security for such obligations or securities, and (iii) such pledge or assignment shall not be subject to the provisions of subsection 9.1B above; provided that (x) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (y) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

     E. INFORMATION. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants, but excluding participants that are



                                  117

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competitors of Company and its Restricted Subsidiaries in the Healthcare
Service Business), subject to subsection 9.19.

     F. REPRESENTATIONS OF LENDERS. Each Lender listed on the signature pages hereof hereby represents and warrants (i) that it is an Eligible Assignee described in clause (A) of the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Loans; and (iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 9.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.




                                  118

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9.2 EXPENSES.

     Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Company (including any opinions requested by Lenders as to any legal matters arising hereunder) and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel (including allocated costs of internal counsel) to Syndication Agent and, with respect to such actions after the Closing Date, Facility Manager, in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Facility Manager on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Syndication Agent and, with respect to such actions after the Closing Date, Facility Manager, and of counsel providing any opinions that Syndication Agent, Facility Manager or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Syndication Agent and, with respect to such actions after the Closing Date, Facility Manager, or their respective counsel) of obtaining and reviewing any environmental audits or reports; (vi) the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Syndication Agent in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Syndication Agent and, with respect to such actions after the Closing Date, Facility Manager, and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.




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9.3 INDEMNITY.

     In addition to the payment of expenses pursuant to subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Facility Manager and Lenders, and the officers, directors, employees, agents and affiliates of Facility Manager and Lenders (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

     As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Release), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnities in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnities in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the Related Agreements or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Release relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

     To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnities or any of them.




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9.4 SET-OFF; SECURITY INTEREST IN DEPOSIT ACCOUNTS.

     In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Company against and on account of the obligations and liabilities of Company to that Lender under this Agreement and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to
Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Company hereby further grants to Facility Manager and each Lender a security interest in all deposits and accounts maintained with Facility Manager or such Lender as security for the Obligations.




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9.5 RATABLE SHARING.

     Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, premium, interest, amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Facility Manager and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.




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9.6 AMENDMENTS AND WAIVERS.

     No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of each Lender or, with respect to the following clause (a), each Lender with obligations directly affected thereby: (a) increase the amount of the Commitments of such Lender or reduce the principal amount of or premium on the Loans; postpone the scheduled final maturity date of the Loans; postpone the date on which any interest or any fees are payable; decrease the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder; or
(b) release any Lien granted in favor of Facility Manager with respect to all or substantially all of the Collateral (it being understood and agreed that an increase in the amount of any Indebtedness of Company under this Agreement secured ratably by the Collateral shall not be deemed to be a release of Collateral), or release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents; change in any manner the definition of "Pro Rata Share" or the definition of "Requisite Lenders"; change in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; or change in any manner the provisions contained in subsection 7.1 or this subsection 9.6. In addition, (i) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, and (ii) no amendment, modification, termination or waiver of any provision of Section 8 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Facility Manager or Syndication Agent shall be effective without the written concurrence of Facility Manager or Syndication Agent. Facility Manager may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.




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9.7 INDEPENDENCE OF COVENANTS.

     All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.8 NOTICES.

     Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Facility Manager shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Facility Manager, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Facility Manager.

9.9 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

     A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

     B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 9.2,
9.3 and 9.4 and the agreements of Lenders set forth in subsections 8.2C, 8.4 and 9.5 shall survive the payment of the Loans and the termination of this Agreement.

9.10 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

     No failure or delay on the part of Facility Manager or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.




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9.11 MARSHALLING; PAYMENTS SET ASIDE.

     Neither Facility Manager nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Facility Manager or Lenders (or to Facility Manager for the benefit of Lenders), or Facility Manager or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.12 SEVERABILITY.

     In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.13 OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS.

     The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.14 HEADINGS.

     Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.




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9.15 APPLICABLE LAW.

     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

9.16 SUCCESSORS AND ASSIGNS.

     This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 9.1). Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders.

9.17 CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

     ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

          (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

          (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

          (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 9.8;

          (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND



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OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

          (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

          (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 9.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

9.18 WAIVER OF JURY TRIAL.

     EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 9.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.



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





9.19 CONFIDENTIALITY.

     Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking or lending practices, it being understood and agreed by Company that in any event a Lender may make disclosures to Affiliates of such Lender, to an Approved Fund or to the related investment advisor or disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein or disclosures required or requested by any Governmental Entity or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Governmental Entity or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Governmental Entity) for disclosure of any such non-public information prior to disclosure of such information; and provided further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

9.20 COUNTERPARTS; EFFECTIVENESS.

     This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Facility Manager of written or telephonic notification of such execution and authorization of delivery thereof.



              [Remainder of page intentionally left blank]



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





     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                               OXFORD HEALTH PLANS, INC.





                                  By:
                                  Name:
                                  Title:



                                  Notice Address:

                                  800 Connecticut Avenue
                                  Norwalk, Connecticut  06854
                                  Attention:  Jeffery H. Boyd,
                                  Executive Vice President
                                  and General Counsel


                                  Telephone:  203-852-1442
                                  Fax:        203-852-2464

                                  DLJ CAPITAL FUNDING, INC.,
                                  as Syndication Agent and as a Lender





                                  By:
                                      Eric Swanson
                                      Managing Director



                                  Notice Address:


                                      2121 Avenue of the Stars
                                      Los Angeles, California  90067
                                      Attention:  Eric Swanson
                                      Telephone:       310-282-7447
                                      Fax:             310-282-6178

                                  IBJ SCHRODER BANK & TRUST COMPANY,
                                  as Facility Manager





                                  By:
                                       Douglas Magnolia
                                       Vice President



                                  Notice Address:


                                       One State Street, 11th Floor
                                       New York, New York  10004
                                       Attention:  Douglas Magnolia,
                                                      Vice President
                                       Telephone:       212-858-2743
                                       Fax:             212-858-2895

                                                        O'M&M DRAFT
                                                           05/14/98






                              $150,000,000
                          TERM LOAN AGREEMENT


                        DATED AS OF MAY 13, 1998


                                 AMONG


                       OXFORD HEALTH PLANS, INC.,
                              AS BORROWER,

                       THE LENDERS LISTED HEREIN,
                              AS LENDERS,

                       DLJ CAPITAL FUNDING, INC.,
                         AS SYNDICATION AGENT,

                                  AND

                   IBJ SCHRODER BANK & TRUST COMPANY,
                          AS FACILITY MANAGER



                              ARRANGED BY:

          DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

                       OXFORD HEALTH PLANS, INC.

                              $150,000,000
                          TERM LOAN AGREEMENT

                           TABLE OF CONTENTS





                                                                                        PAGE
SECTION 1.      DEFINITIONS                                                               2
      1.1       Certain Defined Terms                                                     2
      1.2       Accounting Terms; Utilization of GAAP for Purposes of Calculations
                Under Agreement                                                          32
      1.3       Other Definitional Provisions and Rules of Construction                  32

SECTION 2.      AMOUNTS AND TERMS OF COMMITMENTS AND LOANS                               33
      2.1       Commitments; Making of Loans; the Register; Notes                        33
      2.2       Interest on the Loans                                                    36
      2.3       Fees                                                                     39
      2.4       Repayments and Prepayments; General Provisions Regarding Payments        39
      2.5       Use of Proceeds                                                          45
      2.6       Special Provisions Governing Eurodollar Rate Loans                       46
      2.7       Increased Costs; Taxes; Capital Adequacy                                 48
      2.8       Obligation of Lenders to Mitigate; Replacement Lenders                   52

SECTION 3.      CONDITIONS TO LOANS                                                      53
      3.1       CONDITIONS TO LOANS                                                      54
      3.2       Additional Conditions                                                    61

SECTION 4.      COMPANY'S REPRESENTATIONS AND WARRANTIES                                 61
      4.1       Organization, Powers, Qualification, Good Standing, Business and
                Subsidiaries                                                             62
      4.2       Authorization of Borrowing, etc.                                         63
      4.3       Financial Condition                                                      64
      4.4       No Material Adverse Change                                               65
      4.5       Title to Properties; Liens; Real Property                                65
      4.6       Litigation                                                               66
      4.7       Payment of Taxes                                                         66
      4.8       Performance of Agreements; Materially Adverse Agreements; Material
                Contracts                                                                66
      4.9       Governmental Regulation                                                  67
      4.10      Securities Activities                                                    67
      4.11      Employee Benefit Plans                                                   67
      4.12      Certain Fees                                                             68
      4.13      Environmental Protection                                                 68
      4.14      Employee Matters                                                         69





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


                                                                                        Page
      4.15      Solvency                                                                 69
      4.16      Matters Relating to Collateral                                           69
      4.17      Related Agreements                                                       70
      4.18      Disclosure                                                               71

SECTION 5.      COMPANY'S AFFIRMATIVE COVENANTS                                          71
      5.1       Financial Statements and Other Reports                                   71
      5.2       Corporate Existence, etc.                                                77
      5.3       Payment of Taxes and Claims; Tax Consolidation                           77
      5.4       Maintenance of Properties; Insurance                                     78
      5.5       Inspection Rights; Lender Meeting                                        78
      5.6       Compliance with Laws, etc.                                               79
      5.7       ENVIRONMENTAL REVIEW AND INVESTIGATION, DISCLOSURE, ETC.; COMPANY'S
                ACTIONS REGARDING HAZARDOUS MATERIALS ACTIVITIES, ENVIRONMENTAL
                CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS                              79
      5.8       Execution of Subsidiary Guaranty and Personal Property Collateral
                Documents by Certain Subsidiaries and Future Subsidiaries; Security
                Interest in Trademarks                                                   82
      5.9       Conforming Leasehold Interests; Matters Relating to Additional Real
                Property Collateral                                                      83
      5.10      Certain Pro Forma Consolidating Balancing Sheets                         85

SECTION 6.      COMPANY'S NEGATIVE COVENANTS                                             85
      6.1       Restricted Payments                                                      86
      6.2       Incurrence of Indebtedness and Issuance of Preferred Stock               88
      6.3       Sale and Leaseback Transactions                                          91
      6.4       Liens.                                                                   91
      6.5       Limitation on Sale of Stock or Assets of Principal Subsidiaries          91
      6.6       Dividend and Other Payment Restrictions Affecting Restricted
                Subsidiaries                                                             92
      6.7       Transactions with Affiliates                                             93
      6.8       Limitation as to Unrestricted Subsidiaries                               94
      6.9       Limitation on Sale of Assets                                             94
      6.10      Limitation on Business Activities                                        96
      6.11      Merger, Consolidation or Sale of Assets                                  96
      6.12      Amendments or Waivers of Certain Related Agreements; Amendments of
                Documents Relating to the Senior Notes                                   99
      6.13      Commercial Lives.                                                        100

SECTION 7.      EVENTS OF DEFAULT                                                        100
      7.1       Failure to Make Payments When Due                                        100
      7.2       Default in Other Agreements.                                             100
      7.3                                                                                100
Breach of Certain Covenants                                                              100
      7.4       Breach of Warranty                                                       100
      7.5       Other Defaults Under Loan Documents                                      101
      7.6       Judgments.                                                               101





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

                                                                                        Page
      7.7       Involuntary Bankruptcy; Appointment of Receiver, etc.                    101
      7.8       Voluntary Bankruptcy; Appointment of Receiver, etc.                      102
      7.9       Failure to Maintain Healthcare Authorizations                            102
      7.10      Invalidity or Repudiation of Subsidiary Guaranty; Failure of
                Security; Repudiation of Obligations                                     102

SECTION 8.      THE AGENTS                                                               104
      8.1       Appointment                                                              104
      8.2       Powers and Duties; General Immunity                                      105
      8.3       Representations and Warranties; No Responsibility For Appraisal of
                Creditworthiness                                                         107
      8.4       Right to Indemnity                                                       107
      8.6       Collateral Documents and Subsidiary Guaranty.                            108

SECTION 9.      MISCELLANEOUS                                                            109
      9.1       Assignments and Participations in Loans                                  109
      9.2       Expenses                                                                 111
      9.3       Indemnity                                                                112
      9.4       Set-Off; Security Interest in Deposit Accounts                           113
      9.5       Ratable Sharing                                                          114
      9.6       Amendments and Waivers                                                   114
      9.7       Independence of Covenants                                                115
      9.8       Notices                                                                  115
      9.9       Survival of Representations, Warranties and Agreements                   116
      9.10      Failure or Indulgence Not Waiver; Remedies Cumulative                    116
      9.11      Marshalling; Payments Set Aside                                          116
      9.12      Severability                                                             117
      9.13      Obligations Several; Independent Nature of Lenders' Rights               117
      9.14      Headings                                                                 117
      9.15      Applicable Law                                                           117
      9.16      Successors and Assigns                                                   117
      9.17      Consent to Jurisdiction and Service of Process                           118
      9.18      Waiver of Jury Trial                                                     118
      9.19      Confidentiality                                                          119
      9.20      Counterparts; Effectiveness                                              119

                Signature pages                                                          S-1




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





                                EXHIBITS



             I     FORM OF NOTICE OF BORROWING
             II    FORM OF NOTICE OF CONVERSION/CONTINUATION
             III   FORM OF NOTE
             IV    FORM OF COMPLIANCE CERTIFICATE
             V     FORM OF OPINION OF SULLIVAN & CROMWELL
             VI    FORM OF OPINION OF O'MELVENY & MYERS LLP
             VII   FORM OF ASSIGNMENT AGREEMENT
             VIII  FORM OF AUDITOR'S LETTER
             IX    FORM OF COMPANY PLEDGE AGREEMENT
             X     FORM OF COMPANY SECURITY AGREEMENT
             XI    FORM OF COMPANY TRADEMARK SECURITY AGREEMENT
             XII   FORM OF SUBSIDIARY GUARANTY
             XIII  FORM OF SUBSIDIARY PLEDGE AGREEMENT
             XIV   FORM OF SUBSIDIARY SECURITY AGREEMENT
             XV    FORM OF SUBSIDIARY TRADEMARK SECURITY AGREEMENT
             XVI   FORM OF COLLATERAL ACCOUNT AGREEMENT

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



                               SCHEDULES



                 1.1A  EXCLUDED ASSET SALES
                 1.1B  EXISTING INDEBTEDNESS
                 1.1C  EXISTING INVESTMENTS
                 1.1D  EXISTING LIENS
                 2.1   LENDERS' COMMITMENTS AND PRO RATA SHARES
                 4.1D  SUBSIDIARIES OF COMPANY
                 4.5B  FEE PROPERTIES AND LEASEHOLD PROPERTIES
                 4.6   LITIGATION
                 4.11  CERTAIN EMPLOYEE BENEFIT PLANS
                 4.13  ENVIRONMENTAL MATTERS





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